Exhibit (a)(1)(i)

COMSTOCK RESOURCES, INC.

Offer to Purchase for Cash Any and All of Its Outstanding

Senior Secured Toggle Notes due 2020 (CUSIP No. 205768 AP9)

(the “Toggle Notes”);

7 3/4% Convertible Secured PIK Notes due 2019 (CUSIP No. 205768 AM6)

(the “2019 Convertible Notes”);

9 1/2% Convertible Secured PIK Notes due 2020 (CUSIP No. 205768 AN4)

(the “2020 Convertible Notes”, and together with the 2019 Convertible Notes, the “Convertible Notes”);

10% Senior Secured Notes due 2020 (CUSIP Nos. 205768 AK0 and U2038J AC1)

(the “10% 2020 Notes”);

7 3/4% Senior Notes due 2019 (CUSIP No. 205768 AH7)

(the “2019 Senior Notes”); and

9 1/2% Senior Notes due 2020 (CUSIP No. 205768 AJ3)

(the “2020 Senior Notes”)

and Solicitation of Consents for Proposed Amendments to the Respective Indentures

The Tender Offer (as defined herein) will expire at 11:59 p.m., New York City time, on August 10, 2018, unless extended by us in our sole discretion (such time and date, as the same may be extended, the “Expiration Date”).

We are concurrently soliciting consents (the “Consents”) from (i) holders of the Toggle Notes and Convertible Notes to amend the respective indentures governing the Toggle Notes and the Convertible Notes to amend the applicable redemption provisions, to release the liens on the Collateral securing the Toggle Notes and the Convertible Notes and to eliminate most of the covenants and certain default provisions applicable to the Toggle Notes and the Convertible Notes, and (ii) holders of the 10% 2020 Notes, the 2019 Senior Notes, and the 2020 Senior Notes to amend the redemption provisions of the indentures governing the 10% 2020 Notes, the 2019 Senior Notes, and the 2020 Senior Notes, in each case, as further described herein (the “Consent Solicitation”). If you validly tender your Notes pursuant to the Tender Offer, you must also validly tender Consents related to such Notes. There is no option to tender Notes without delivering the related Consents.

You must validly tender your Notes (as defined herein) prior to the Expiration Date to be eligible to receive the applicable Tender Offer Consideration (as defined herein). You must validly tender your Toggle Notes or 10% 2020 Notes prior to 5:00 p.m., New York City time, on July 27, 2018, unless extended or earlier terminated as described herein (such time and date, as they may be extended, the “Early Participation Time”), to also be eligible to receive the applicable Early Participation Premium (as defined herein), in addition to the Tender Offer Consideration.

Validly tendered Convertible Notes may be validly withdrawn and the related Consents may be validly revoked at any time prior to the Expiration Date (such time and date, the “Convertible Withdrawal Time”), but not thereafter. Validly tendered Toggle Notes, 10% 2020 Notes, 2019 Senior Notes and 2020 Senior Notes may be validly withdrawn and the related Consents may be validly revoked at any time prior to 5:00 p.m., New York City time, on July 27, 2018 (such time and date, as they may be extended, the “Non-Convertible Withdrawal Time”), but not thereafter. We refer to the applicable withdrawal deadline for each series of Notes as the “Withdrawal Time” for such series of Notes.

The Tender Offer is subject to the satisfaction or waiver of certain conditions, including the Transaction Conditions (as defined herein) described under “Conditions to Consummation of the Tender Offer.”

Reference is hereby made to the Toggle Notes, the Convertible Notes, the 10% 2020 Notes, the 2019 Senior Notes and the 2020 Senior Notes (collectively, the “Notes”) of Comstock Resources, Inc., a Nevada corporation (the “Company”, “Comstock”, we”, “us” or “our”). As of the date of this Offer to Purchase, the aggregate outstanding principal amount of the Toggle Notes is $697,195,000, the 2019 Convertible Notes is $295,464,697, the 2020 Convertible Notes is $195,947,491, the 10% 2020 Notes is $2,805,000, the 2019 Senior Notes is $17,959,000 and the 2020 Senior Notes is $4,860,000.

The Company hereby offers to the holders of the Notes (each a “Holder” and collectively the “Holders”) to purchase for cash all of the aggregate outstanding principal amount of the Notes, using proceeds from the Transactions (as defined herein), upon the terms and subject to the conditions (including the Transaction Conditions) set forth in this Offer to Purchase and Consent Solicitation (as the same may be amended or supplemented from time to time, this “Offer to Purchase”), and in the accompanying Consent and Letter of Transmittal (the “Consent and Letter of Transmittal” and, together with the Offer to Purchase and the other documents relating to the Tender Offer and Consent Solicitation delivered herewith, the “Offer Documents”) (the “Tender Offer”).

The Tender Offer is open to all registered Holders of each series of the Notes. The consideration for each $1,000 principal amount of each series of Notes validly tendered, not validly withdrawn prior to the applicable Withdrawal Time and accepted for purchase pursuant to the Tender Offer will be the tender offer consideration set forth in the table below (the “Tender Offer Consideration”). Holders of Toggle Notes and 10% 2020 Notes that are validly tendered prior to the Early Participation Time and accepted for purchase pursuant to the Tender Offer will receive the Tender Offer Consideration plus the early participation premium set forth in the table below (the “Early Participation Premium”). The Tender Offer Consideration plus the Early Participation Premium, if applicable, is referred to herein as the “Total Consideration”. The Tender Offer Consideration or the Total Consideration, as applicable, will be payable on the Settlement Date. The “Settlement Date” for the Tender Offer will be promptly following the Expiration Date and satisfaction of the Transaction Conditions.

Holders will receive an amount in cash equal to accrued and unpaid interest from the last interest payment date on their Notes up to, but excluding, the Settlement Date for all of their Notes that we accept for purchase in the Tender Offer (the “Accepted Notes”). The following table summarizes the material pricing terms for the Tender Offer:

CUSIP Nos.	Outstanding Principal Amount	Title of Security	Tender Offer Consideration Per $1,000 Principal Amount (1)(2)	Early Participation Premium Per $1,000 Principal Amount	Total Consideration Per $1,000 Principal Amount(1)(2)	Last Interest Payment Date (2)
205768 AP9	$697,195,000	Senior Secured Toggle Notes due 2020	$1,000	$50	$1,050	March 15, 2018
205768 AM6	$295,464,697	7 3/4% Convertible Secured PIK Notes due 2019	$1,000	—	$1,000	April 1, 2018
205768 AN4	$195,947,491	9 1/2% Convertible Secured PIK Notes due 2020	$1,000	—	$1,000	June 15, 2018
205768 AK0 and U2038J AC1	$2,805,000	10% Senior Secured Notes due 2020	$1,000	$50	$1,050	March 15, 2018
205768 AH7	$17,959,000	7 3/4% Senior Notes due 2019	$1,000	—	$1,000	April 1, 2018
205768 AJ3	$4,860,000	9 1/2% Senior Notes due 2020	$1,000	—	$1,000	June 15, 2018

(1)	No separate consent payment or fee is being paid to Holders in the Consent Solicitation.
(2)	In addition to the applicable Tender Offer Consideration or Total Consideration, as applicable, Holders will receive an amount in cash equal to accrued and unpaid interest from the last interest payment date on their Notes up to, but excluding, the Settlement Date.

The Company’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “CRK.” On July 12, 2018, the closing price of the Company’s common stock on the NYSE was $12.02 per share.

The Dealer Manager for the Tender Offer and Solicitation Agent for the Consent Solicitation is:

BofA Merrill Lynch

July 13, 2018

Concurrently with the Tender Offer, we are soliciting Consents from the Holders to the proposed amendments (the “Proposed Amendments”) to: (1) (a) the Indenture under which the Toggle Notes were issued, dated as of September 6, 2016, among the Company, the Subsidiary Guarantors party thereto (the “Guarantors”), and American Stock Transfer & Trust Company, LLC, as trustee (in such capacity, the “Toggle Notes Trustee”) (as amended, supplemented or otherwise modified prior to the date hereof, the “Toggle Notes Indenture”), (b) the Indenture under which the 2019 Convertible Notes were issued, dated as of September 6, 2016, among the Company, the Guarantors, and American Stock Transfer & Trust Company, LLC, as trustee (in such capacity, the “2019 Convertible Notes Trustee”) (as amended, supplemented or otherwise modified prior to the date hereof, the “2019 Convertible Notes Indenture”) and (c) the Indenture under which the 2020 Convertible Notes were issued, dated as of September 6, 2016, among the Company, the Guarantors, and American Stock Transfer & Trust Company, LLC, as trustee (in such capacity, the “2020 Convertible Notes Trustee”) (as amended, supplemented or otherwise modified prior to the date hereof, the “2020 Convertible Notes Indenture”), which would amend the applicable redemption provisions to allow the Company to redeem such Notes upon not less than three Business Days’ prior written notice (as compared to the 30-day notice period required under such indentures), release the liens on the Collateral securing such Notes (the “Collateral Release”) and eliminate most of the covenants and certain default provisions applicable to such Notes; and (2) (a) the Indenture under which the 10% 2020 Notes were issued, dated as of March 13, 2015, among the Company, the Guarantors, and American Stock Transfer & Trust Company, LLC, as successor trustee (in such capacity, the “10% 2020 Notes Trustee”) (as amended, supplemented or otherwise modified prior to the date hereof, the “10% 2020 Notes Indenture”), (b) the Indenture under which the 2019 Senior Notes were issued, dated as of October 9, 2009, among the Company, the Guarantors, and American Stock Transfer & Trust Company, LLC, as successor trustee (in such capacity, the “2019 Senior Notes Trustee”) (as amended by the Third Supplemental Indenture dated as of March 14, 2011 among the Company, the Guarantors, and the 2019 Senior Notes Trustee and as further amended, supplemented or otherwise modified prior to the date hereof, the “2019 Senior Notes Indenture”) and (c) the Indenture under which the 2020 Senior Notes were issued, dated as of October 9, 2009, among the Company, the Guarantors, and American Stock Transfer & Trust Company, LLC, as successor trustee (in such capacity, the “2020 Senior Notes Trustee”) (as amended by the Fourth Supplemental Indenture dated as of June 5, 2012 among the Company, the Guarantors, and the 2020 Senior Notes Trustee and as further amended, supplemented or otherwise modified prior to the date hereof, the “2020 Senior Notes Indenture”), which would amend the redemption provisions of such Indentures to allow the Company to redeem such Notes upon not less than three Business Days’ prior written notice (as compared to the 30-day notice period required under such indentures). The Toggle Notes Indenture, the 2019 Convertible Notes Indenture, the 2020 Convertible Notes Indenture, the 10% 2020 Notes Indenture, the 2019 Senior Notes Indenture and the 2020 Senior Notes Indenture are referred to herein, collectively, as the “Indentures.” The 2019 Convertible Notes Indenture and the 2020 Convertible Notes Indenture are referred to herein, collectively, as the “Convertible Notes Indentures.” The Toggle Notes Trustee, the 2019 Convertible Notes Trustee, the 2020 Convertible Notes Trustee, the 10% 2020 Notes Trustee, the 2019 Senior Notes Trustee and the 2020 Senior Notes Trustee are referred to herein, collectively, as the “Trustees.”

Adoption of the Proposed Amendments (other than the Collateral Release) requires the consent of the Holders of at least a majority of the outstanding principal amount of each series of Notes, excluding any Notes held by Affiliates (the “Requisite Consents”) and adoption of the Proposed Amendments with respect to the Collateral Release requires the consent of the Holders of at least two-thirds of the outstanding principal amount of each applicable series of Notes, excluding any Notes held by Affiliates (the “Supermajority Consents”). Each tendering Holder must also consent to the Proposed Amendments. Accordingly, no separate consent payment or fee is being paid to Holders in the Consent Solicitation. If we have received the Requisite Consents, we will execute a supplement to each of the Indentures (the “Supplemental Indentures”), which we expect to execute on the Settlement Date. Each of the Supplemental Indentures will become effective upon execution by us, the Guarantors and the applicable Trustee, but will provide that the Proposed Amendments will not become operative unless we purchase in the Tender Offer more than a majority of the outstanding principal amount of the applicable series of Notes, excluding any Notes held by Affiliates (or, in the case of the Collateral Release, at least two-thirds of the outstanding principal amount of the applicable series of Notes, excluding any Notes held by Affiliates). We will publicly announce that the Requisite Consents (and Supermajority Consents, as applicable) have been received by press release to PR Newswire or a similar news service. If the Tender Offer and/or the Consent Solicitation is terminated or withdrawn or the Requisite Consents are not received with respect to any series of Notes, the applicable Indenture will remain in its present form. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the respective Indenture.

The purpose of the Tender Offer is to acquire any and all outstanding Notes, and the purpose of the Consent Solicitation is to obtain Consents to (x) amend the redemption provisions of the Indentures and (y) in the case of the Toggle Notes and the Convertible Notes, release the liens on the Collateral securing such Notes and to eliminate most of the covenants and certain events of default applicable to such Notes. The Tender Offer is not conditioned on any minimum amount of the Notes of any series or in the aggregate being tendered or the receipt of the Requisite Consents.

In connection with, and as a condition to, the completion of the Tender Offer and Consent Solicitation, the Company intends to (i) issue up to 88,571,429 newly issued shares of the Company’s common stock in exchange for the contribution of certain assets to the Company (the “Jones Transactions”) pursuant to a Contribution Agreement (the “Contribution Agreement”) dated May 9, 2018 among the Company, Arkoma Drilling, L.P. (“Arkoma”) and Williston Drilling, L.P. (“Williston”), as described under “Recent Developments—Contribution Agreement,” (ii) enter into a new revolving credit facility to become effective concurrent with the closing of the Jones Transactions, as described under “Recent Developments—New Credit Facility,” and (iii) issue approximately $850,000,000 aggregate principal amount of new senior unsecured notes (the “Notes Offering”). The transactions set forth in clauses (i) – (iii) above are referred to herein as the “Transactions” and the satisfaction or waiver by the Company of the closing of each of the Transactions is referred to herein as the “Transaction Conditions.”

Notwithstanding any other provision of the Tender Offer, the Company’s obligation to accept for purchase, and to pay for, Notes validly tendered and Consents delivered (and not validly withdrawn or revoked) pursuant to the Tender Offer is subject to, and conditioned upon, the satisfaction of or, where applicable, its waiver of (i) the Transaction Conditions and (ii) the General Conditions (as defined herein) (collectively, the “Tender Offer Conditions”). See “Conditions to Consummation of the Tender Offer.” The consummation of the Tender Offer with respect to any series of Notes is not contingent on the consummation of the Tender Offer with respect to any other series of Notes.

Any Holder who tenders Notes pursuant to the Tender Offer must also deliver Consent to the respective Proposed Amendments and to the execution and delivery of the respective Supplemental Indenture. Consents may not be delivered separately and can only be delivered with the tender of Notes in the Tender Offer. Consents provided in connection with a tender of Notes cannot be revoked without a proper withdrawal of the related tendered Notes. Accordingly, a purported revocation of a Consent provided in connection with a tender of any Notes in the Tender Offer without a concurrent proper withdrawal of the related tendered Notes will not withdraw the tender of the Notes or revoke the related Consents. In each case, Notes tendered prior to the applicable Withdrawal Time may be validly withdrawn (thereby revoking the related Consents) at any time prior to the such Withdrawal Time, but not thereafter (except in certain limited circumstances where additional withdrawal rights are required by law). A valid withdrawal of tendered Notes prior to the applicable Withdrawal Time will constitute the concurrent valid revocation of such Holder’s related Consent. Notes tendered after the applicable Withdrawal Time may not be validly withdrawn at any time (except in certain limited circumstances where additional withdrawal rights are required by law).

Holders who do not tender their Notes prior to the Expiration Date, or at all, will not receive the Tender Offer Consideration or the Total Consideration. Holders who validly tender (and do not validly withdraw) their Toggle Notes or 10% 2020 Notes prior to the Early Participation Time will receive the Early Participation Premium in addition to the Tender Offer Consideration, subject to our acceptance of their Toggle Notes or 10% 2020 Notes for purchase. Holders who validly tender (and do not validly withdraw) their Toggle Notes or 10% 2020 Notes after the Early Participation Time, but prior to the Expiration Date, will receive the Tender Offer Consideration if we accept their Toggle Notes or 10% 2020 Notes for purchase, but will not be entitled to receive the Early Participation Premium. In addition, if we receive the Requisite Consents and the Proposed Amendments become operative, such Holders will be bound by the Proposed Amendments, meaning that (x) in the case of the Toggle Notes and the Convertible Notes, such Notes will be subject to the amended redemption provisions, will no longer have the benefit of most of the covenants and certain events of default formerly in the applicable Indenture and if the Supermajority Consents are obtained, will no longer be secured by the Collateral and (y) in the case of the 10% 2020 Notes, the 2019 Senior Notes and the 2020 Senior Notes, will be subject to the amended redemption provisions. In the event that the Tender Offer is terminated with respect to any series of Notes or all of the series of Notes, or otherwise not completed, the Tender Offer Consideration and the Early Participation Premium, if applicable, will not be paid or become payable to Holders of the applicable Notes who have validly tendered their Notes in connection with the Tender Offer, and all such tendered Notes will be returned promptly.

NOTICE TO HOLDERS

All of the outstanding Notes are held in book-entry form through the facilities of The Depository Trust Company (“DTC”) in New York City. Consequently, if you desire to tender your Notes in the Tender Offer, you must tender through DTC’s Automated Tender Offer Program (“ATOP”), for which the Tender Offer will be eligible, and follow the procedures for book-entry transfer described under “Procedures for Tendering Notes and Delivering Consents.” By using the ATOP procedures to tender Notes, you will not be required to deliver a Consent and Letter of Transmittal to the Depositary and Information Agent (as defined herein). However, you will be bound by the terms of the Consent and Letter of Transmittal, a copy of which accompanies this Offer to Purchase.

You should rely only upon the information contained in this document. We and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Dealer Manager and Solicitation Agent”) and D.F. King & Co., Inc. (the “Depositary and Information Agent”) have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. Neither we nor the Dealer Manager and Solicitation Agent are making an offer to purchase these securities in any jurisdiction where the offer or purchase is not permitted. You should assume the information appearing in this Offer to Purchase is accurate only as of the date on the front cover page. Our business, financial condition, results of operations and prospects may have changed since that date.

The Offer Documents contain important information that should be read before any decision is made with respect to the Tender Offer and the Consent Solicitation.

This Offer to Purchase is based on information provided by us and other sources we believe to be reliable. Neither the Depositary and Information Agent nor the Dealer Manager and Solicitation Agent make any representation or warranty that this information is accurate or complete, and none of them is responsible for this information. We have summarized portions of the Indentures and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this document. In making a decision whether or not to participate in the Tender Offer and the Consent Solicitation, you must rely on your own examination of our business and the terms of the Tender Offer and the Consent Solicitation as well as the Notes, including the merits and risks involved.

Any questions regarding the terms of the Tender Offer and Consent Solicitation may be directed to the Dealer Manager and Solicitation Agent. Requests for additional copies of documentation related to the Tender Offer and Consent Solicitation, requests for copies of the Indentures and any questions or requests for assistance in tendering may be directed to the Depositary and Information Agent. Their respective contact information appears on the back cover page of this Offer to Purchase. Beneficial owners of Notes may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Tender Offer and Consent Solicitation.

We reserve the right to terminate, extend or amend the Tender Offer or the Consent Solicitation if any condition of the Tender Offer is not satisfied or waived by us prior to the Expiration Date. If we amend a condition to the Tender Offer, we will give the appropriate Holders and Trustees such notice of the amendment as may be required by applicable law.

Subject to applicable law, the Tender Offer and Consent Solicitation for a series of Notes is being made independently of the Tender Offer and Consent Solicitation for any other series of Notes, and we reserve the right, subject to applicable law, to terminate, withdraw, amend or extend the Tender Offer and Consent Solicitation for any series of Notes without also terminating, withdrawing, amending or extending the Tender Offer and Consent Solicitation for any other series of Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Tender Offer or passed upon the adequacy or accuracy of this Offer to Purchase. Any representation to the contrary is a criminal offense.

This Offer to Purchase constitutes neither an offer to purchase nor a solicitation of consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer or solicitation under applicable laws. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or thereof, or that there has been no change in the information set forth herein or in any attachments hereto or in our or any of our subsidiaries or affiliates since the date hereof or thereof.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, such information or representation may not be relied upon as having been authorized by the Company, the Depositary and Information Agent, the Trustees or the Dealer Manager and Solicitation Agent.

Except as prohibited by law, the Company expressly reserves the absolute right, in its sole discretion, from time to time to purchase any Notes after the Expiration Date, through open market or privately negotiated transactions, through one or more additional tender offers, by redemption under the terms of the Indentures or otherwise, in each case upon terms that may or may not differ materially from the terms of the Tender Offer, although we have no legal obligation to do so. Subject to the satisfaction or waiver of certain conditions, including the Transaction Conditions, the Company may, in its sole discretion, redeem all or a portion of the Notes that are not tendered in the Tender Offer in accordance with the terms of the Indentures, in each case, as modified by the Proposed Amendments. See “Certain Significant Considerations—If the Transactions are completed and Notes remain outstanding, we may, but are not obligated to, redeem or repurchase such Notes” and “Certain Significant Considerations—We may purchase Notes after the expiration of the Tender Offer and Consent Solicitation on terms more or less favorable than those proposed in the Tender Offer and Consent Solicitation.”

NONE OF THE COMPANY, THE DEALER MANAGER AND SOLICITATION AGENT, THE DEPOSITARY AND INFORMATION AGENT OR ANY OF THE TRUSTEES MAKES ANY RECOMMENDATION IN CONNECTION WITH THE TENDER OFFER OR THE CONSENT SOLICITATION.

Holders of the Notes should take note of the following dates:

Date	Calendar Date and Time	Event
Early Participation Time	5:00 p.m., New York City time, on July 27, 2018, unless extended by the Company in its sole discretion.	The last day for the Holders to tender the Toggle Notes and 10% 2020 Notes in order to qualify for the payment of the Total Consideration on the Settlement Date, which includes the Tender Offer Consideration and the Early Participation Premium.

Non-Convertible Withdrawal Time	5:00 p.m., New York City time, on July 27, 2018, unless extended by the Company in its sole discretion and except in certain limited circumstances where additional withdrawal rights are required by law.	The last day and time for the Holders to validly withdraw tenders of the Toggle Notes, 10% 2020 Notes, 2019 Senior Notes and 2020 Senior Notes. If such tendered Notes are validly withdrawn, the applicable Holder will no longer be eligible to receive the Tender Offer Consideration on the Settlement Date (unless such Holder validly retenders such Notes before the Expiration Date).

Date	Calendar Date and Time	Event
Expiration Date / Convertible Withdrawal Time	11:59 p.m., New York City time, on August 10, 2018 in respect of the Tender Offer, unless extended by the Company in its sole discretion.

The last day for the Holders to tender the Notes in order to qualify for the payment of the Tender Offer Consideration, which will not include the Early Participation Premium (if applicable), on the Settlement Date.

Also, the last day and time for the Holders to validly withdraw tenders of the Convertible Notes. If such tendered Convertible Notes are validly withdrawn, the applicable Holder will no longer be eligible to receive the Tender Offer Consideration on the Settlement Date (unless such Holder validly retenders such Notes before the Expiration Date).

Settlement Date	Promptly after the Expiration Date for the Tender Offer and satisfaction of the Tender Offer Conditions.	The Company will deposit with DTC the amount of cash necessary to pay each tendering Holder the Tender Offer Consideration and for Holders of the Toggle Notes and 10% 2020 Notes that tender prior to the Early Participation Time, the Early Participation Premium.

INCORPORATION OF DOCUMENTS BY REFERENCE

We “incorporate by reference” into this Offer to Purchase certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Offer to Purchase. Certain information that we subsequently file with the SEC will automatically update and supersede information in this Offer to Purchase and in our other filings with the SEC.

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Offer to Purchase and prior to the termination of the Tender Offer, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by a reference in a furnished Current Report on Form 8-K or other furnished document:

•	our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 27, 2018, as amended by the Form 10-K/A filed with the SEC on April 30, 2018 (the “Annual Report on Form 10-K”), including the financial statements on pages F-1 to F-27 of the Annual Report on Form 10-K;

•	our Definitive Proxy Statement filed on July 13, 2018;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2018 filed with the SEC on May 10, 2018; and

•	our Current Reports on Form 8-K filed with the SEC on April 2, 2018, May 1, 2018, May 10, 2018 (as amended by the Form 8-K/A filed on May 14, 2018), June 5, 2018, July 2, 2018, July 11, 2018 and July 13, 2018.

Copies of each of the documents incorporated by reference into this Offer to Purchase (excluding certain exhibits to the documents) may be obtained at no cost by contacting the Depositary and Information Agent at its telephone number set forth on the back cover of this Offer to Purchase or by writing or calling us at the following address and telephone number:

Comstock Resources, Inc.

Attention: Roland O. Burns, President

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Telephone number: (972) 668-8800

We or the Depositary and Information Agent will also provide without charge to each Holder to whom this Offer to Purchase and related documents are delivered, upon request of such person, a copy of the Indentures and of any information incorporated herein by reference.

v

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

In this Offer to Purchase, including the documents incorporated by reference, we use forward-looking statements. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “would,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “intend,” “may,” “strive,” “seek” and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions.

These forward-looking statements speak only as of the date of this Offer to Purchase and are subject to a number of risks, uncertainties and assumptions. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a number of important factors. These important factors include the factors set forth under the captions “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference in this Offer to Purchase. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of any new information, events, circumstances or otherwise.

SUMMARY

The Offer Documents contain important information that should be read carefully before any decision is made with respect to the Tender Offer and Consent Solicitation.

The following summary is provided solely for the convenience of the Holders. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this Offer to Purchase.

The Company:	Comstock Resources, Inc.

The Notes:

•  Senior Secured Toggle Notes due 2020;

•  7 3/4% Convertible Secured PIK Notes due 2019;

•  9 1/2% Convertible Secured PIK Notes due 2020;

•  10% Senior Secured Notes due 2020;

•  7 3/4% Senior Notes due 2019; and

•  9 1/2% Senior Notes due 2020.

Notes Outstanding:	As of the date of this Offer to Purchase, the aggregate outstanding principal amount of the Toggle Notes is $697,195,000, the 2019 Convertible Notes is $295,464,697, the 2020 Convertible Notes is $195,947,491, the 10% 2020 Notes is $2,805,000, the 2019 Senior Notes is $17,959,000 and the 2020 Senior Notes is $4,860,000.

Purpose of the Tender Offer:	The purpose of the Tender Offer is to acquire any and all of the aggregate outstanding principal amount of each series of the Notes.

Purpose of the Consent Solicitation:	The purpose of the Consent Solicitation is to obtain Consents to make certain changes to the applicable Indenture governing each series of the Notes. See “Purpose and Background of the Tender Offer and the Consent Solicitation.”

The Tender Offer:

We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (including the Transaction Conditions) and in the accompanying Letter of Transmittal, any and all of the outstanding Notes validly tendered and not validly withdrawn prior to the applicable Withdrawal Time. Each Holder who tenders Notes pursuant to the Tender Offer must also consent to the Proposed Amendments. The consummation of the Tender Offer with respect to any series of Notes is not contingent on the consummation of the Tender Offer with respect to any other series of Notes.

Subject to applicable law, the Tender Offer for a series of Notes is being made independently of the Tender Offer for the other series of Notes, and we reserve the right, subject to applicable law, to terminate, withdraw, amend or extend the Tender Offer for any series of Notes without also terminating, withdrawing, amending or extending the Tender Offer for the other series of Notes.

Each Holder should read the discussion in the section entitled “The Tender Offer and the Consent Solicitation” for further information regarding the Tender Offer.

Consent Solicitation:

Upon the terms and subject to the conditions described herein, we are soliciting consents from the Holders (i) to the Proposed Amendments to the applicable Indenture and (ii) to the execution and delivery of the applicable Supplemental Indenture in order to effect the Proposed Amendments. Each Holder that wants to tender Notes pursuant to the Tender Offer must deliver Consents to the applicable Proposed Amendments. By tendering Notes for purchase, each Holder must also consent to such Proposed Amendments and to the execution and delivery of the applicable Supplemental Indenture. Holders may not deliver Consents without tendering their Notes and Holders may not tender their Notes without delivering the related consents.

Each Holder should read the discussion in the section entitled “The Tender Offer and the Consent Solicitation” for further information regarding the Consent Solicitation.

Early Participation Time:	The Early Participation Time will be at 5:00 p.m., New York City time, on July 27, 2018. We have the right to extend the Early Participation Time one or more times in our sole discretion.

Expiration Date:	The Tender Offer will expire at 11:59 p.m., New York City time, on August 10, 2018. We have the right to extend the Expiration Date one or more times in our sole discretion.

Total Consideration:

The Total Consideration for each $1,000 principal amount of Notes validly tendered prior to the Expiration Date and accepted for payment pursuant to the Tender Offer is $1,050 with respect to the Toggle Notes and the 10% 2020 Notes, which consists of $1,000 of Tender Offer Consideration and $50 of Early Participation Premium, and $1,000 with respect to all series of the Notes other than the Toggle Notes and the 10% 2020 Notes, which consists only of the $1,000 of Tender Offer Consideration.

In addition, each tendering Holder will receive an amount in cash equal to accrued and unpaid interest on its Accepted Notes from the last interest payment date to, but excluding, the Settlement Date.

Supplemental Indentures:

If we have received consents representing at least a majority of the aggregate outstanding principal amount of a series of the Notes, excluding any Notes held by Affiliates, as provided in the Indentures, we, the Guarantors and the applicable Trustee will execute the applicable Supplemental Indenture on the Settlement Date with respect to such series of Notes (but in no event earlier than the Withdrawal Time).

Each of the Supplemental Indentures will become effective upon execution by us, the Guarantors and the applicable Trustee, but will provide that the Proposed Amendments will not become operative unless we purchase in the Tender Offer more than a majority of the outstanding principal amount of the applicable series of Notes, excluding any Notes held by Affiliates (or, in the case of the Collateral Release, at least two-thirds of the outstanding principal amount of the applicable series of Notes, excluding any Notes held by Affiliates). If the Tender Offer and/or the Consent Solicitation is terminated or withdrawn or the Requisite Consents are not received with respect to any series of Notes, the applicable Indenture will remain in its present form.

Each Holder should read the discussion under “Proposed Amendments.”

Conditions to the Tender Offer:

Our obligation to complete the Tender Offer is subject to and conditioned upon satisfaction of (i) the Transaction Conditions and (ii) the General Conditions (as these terms are defined in “Conditions to Consummation of the Tender Offer”), although we may waive these conditions (except as noted below) in our sole discretion. The consummation of the Tender Offer with respect to any series of Notes is not contingent on the consummation of the Tender Offer with respect to any other series of Notes.

We also reserve the right to terminate, extend or amend the Tender Offer or the Consent Solicitation if any condition to the Tender Offer is not satisfied prior to the Expiration Date. Subject to applicable law, the Tender Offer for a series of Notes is being made independently of the Tender Offer for the other series of Notes, and we reserve the right, subject to applicable law, to terminate, withdraw, amend or extend the Tender Offer for any series of Notes without also terminating, withdrawing, amending or extending the Tender Offer for the other series of Notes.

The Transaction Conditions shall mean the closing of each of the following Transactions: (i) the Jones Transactions, (ii) the New Credit Facility, and (iii) the Notes Offering.

Source of Funds:	The Total Consideration, accrued interest and the costs and expenses of the Tender Offer and the Consent Solicitation are expected to be paid with funds provided by the Transactions. See “Recent Developments” and “Conditions to Consummation of the Tender Offer.”

Procedures for Tendering Notes and Delivering Consents:

Each Holder who wishes to accept the Tender Offer must comply with the procedures for tendering Notes described under “Procedures for Tendering Notes and Delivering Consents.” There are no guaranteed delivery provisions provided by us in conjunction with the Tender Offer.

For assistance with tendering Notes, contact the Depositary and Information Agent at one of its telephone numbers set forth on the back cover page of this Offer to Purchase or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Proposed Amendments:

The Proposed Amendments would amend the redemption provisions of the Indentures and, with respect to the Convertible Notes and the Toggle Notes, release the liens on the Collateral securing such Notes and eliminate most of the covenants and certain events of default applicable to such Notes.

For additional information respecting the Proposed Amendments, see “Proposed Amendments.” The Proposed Amendments will be contained in the Supplemental Indenture applicable to a series of Notes. The Supplemental Indentures will be executed by us on the Settlement Date, and will provide that they will not become operative unless at least a majority of the outstanding principal amount of such series of Notes is purchased by us pursuant to the Tender Offer, excluding any Notes held by Affiliates (or, in the case of the Collateral Release, at least two-thirds of the outstanding principal amount of the applicable series of the Notes, excluding any Notes held by Affiliates).

Effect of Proposed Amendments on Unpurchased Notes:

Any Notes not tendered and purchased pursuant to the Tender Offer will remain outstanding. If the Requisite Consents with respect to a series of Notes are received and the Proposed Amendments become operative, any Notes of such series that are not purchased pursuant to the Tender Offer will be subject to the amended redemption provisions and, with respect to the Toggle Notes and the Convertible Notes, will no longer have the benefit of most of the covenants and certain events of default formerly applicable to such Notes and, if the Supermajority Consents are obtained, will no longer be secured by the Collateral.

See “Certain Significant Considerations—The Proposed Amendments, if adopted, among other things, amend the redemption provisions of the Indentures, release the liens on the Collateral securing the Toggle Notes and the Convertible Notes and eliminate most of the restrictive covenants and certain of the events of default in the Toggle Notes Indenture, the 2019 Convertible Notes Indenture and the 2020 Convertibles Notes Indenture and permit us to take certain actions previously prohibited or limited by the applicable Indenture without violating the provisions of such Indenture.” As a result of the consummation of the Tender Offer, the aggregate principal amount of each series of Notes that remains outstanding is expected to be significantly reduced, which may adversely affect the liquidity and, consequently, the market prices for any such Notes that remain outstanding after consummation of the Tender Offer.

See “Certain Significant Considerations—If you do not tender your Notes and the Tender Offer is consummated, there will be a smaller trading market for your Notes and the market price of your Notes may decline or may be more volatile.”

Withdrawal Rights and Revocation of Consents:

At any time prior to 5:00 p.m., New York City time, on July 27, 2018, each Holder may withdraw its Toggle Notes, 10% 2020 Notes, 2019 Senior Notes and 2020 Senior Notes that it has validly tendered by submitting a notice of withdrawal to the Depositary and Information Agent using ATOP procedures. At any time prior to the Expiration Date, each Holder may withdraw its Convertible Notes that it has validly tendered by submitting a notice of withdrawal to the Depositary and Information Agent using ATOP procedures.

We have the right to extend the Withdrawal Time with respect to any series of the Notes in our sole discretion. Proper withdrawal of such Notes will be deemed to revoke the related Consent to the Proposed Amendments.

Holders may not validly revoke Consents unless previously tendered Notes are validly withdrawn. Accordingly, a purported revocation of a Consent provided in connection with a tender of such Notes in the Tender Offer, without a concurrent proper withdrawal of the related tendered Notes, will not withdraw the tender of the Notes or revoke the related Consents. Toggle Notes, 10% 2020 Notes, 2019 Senior Notes and 2020 Senior Notes validly tendered prior to the Non-Convertible Withdrawal Time that are not validly withdrawn prior to that time may not be withdrawn thereafter, and any Toggle Notes, 10% 2020 Notes, 2019 Senior Notes and 2020 Senior Notes tendered after the Non-Convertible Withdrawal Time and prior to the Expiration Date may not be withdrawn, except, in each case, in certain limited circumstances where additional withdrawal rights are required by law.

Settlement Date:	Payment of the Tender Offer Consideration or Total Consideration, as applicable, for the Notes validly tendered (and not validly withdrawn) prior to the Expiration Date will be made on the Settlement Date, which is expected to occur promptly after the Expiration Date once the remaining conditions to the Tender Offer have been satisfied or waived.

Accrued Interest:	Holders will also receive on the Settlement Date an amount in cash equal to accrued and unpaid interest on their Accepted Notes from the last interest payment date to, but excluding, the Settlement Date.

Acceptance of Notes and Delivery of Cash Payment:	If all of the conditions to the Tender Offer are satisfied or waived, we will accept, after the Expiration Date, any and all Notes for purchase that, at such time, have been validly tendered in the Tender Offer (and not validly withdrawn). We will deliver the Tender Offer Consideration or Total Consideration, as applicable, for such Notes on the Settlement Date.

Certain Federal Income Tax Considerations:	Each Holder should consult its own tax advisor about the tax consequences of the Tender Offer and the Consent Solicitation as they apply to such Holder’s individual circumstances. See “Certain Federal Income Tax Considerations” for a discussion of certain U.S. federal income tax consequences of the Tender Offer and Consent Solicitation.

Certain Considerations:	For a discussion of certain factors that each Holder should consider in connection with the Tender Offer and the Consent Solicitation, see “Certain Significant Considerations.”

Dealer Manager; Solicitation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated is serving as dealer manager for the Tender Offer and solicitation agent for the Consent Solicitation. Its address and telephone numbers are set forth on the back cover page of this Offer to Purchase.

Depositary and Information Agent:	D.F. King & Co., Inc. is acting as Depositary and Information Agent for the Tender Offer and Consent Solicitation. Its address and telephone numbers are set forth on the back cover page of this Offer to Purchase.

Trustees:	American Stock Transfer & Trust Company, LLC is Trustee under the Indentures.

Fees and Expenses:	Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees to the Dealer Manager and Solicitation Agent, the Depositary and Information Agent or the Company or, except as indicated in the instructions to the Consent and Letter of Transmittal, to pay transfer taxes with respect to the purchase of their Notes; however, such Holders may be obligated to pay commissions to their own brokers or other agents. The Company will pay all of its charges and expenses in connection with the Tender Offer.

Additional Documentation; Further Information:	Any questions regarding the terms of the Tender Offer and Consent Solicitation may be directed to the Dealer Manager and Solicitation Agent. Requests for additional copies of documentation related to the Tender Offer and Consent Solicitation, requests for copies of the Indentures and any questions or requests for assistance in tendering may be directed to the Depositary and Information Agent. Its contact information appears on the back cover page of this Offer to Purchase. Beneficial owners of Notes may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Tender Offer and Consent Solicitation.

RECENT DEVELOPMENTS

Amendments to Convertible Notes Indentures

On July 13, 2018, we entered into supplemental indentures with respect to the 2019 Convertible Notes and 2020 Convertible Notes, together with the applicable Trustee and the Guarantors, which amended the terms of the Convertible Notes Indentures to provide that a Mandatory Conversion Event (requiring us to convert any outstanding Convertible Notes into shares of our common stock) shall not occur prior to the occurrence of a period of 15 consecutive trading days during which the daily volume weighted average price of the Company’s common stock is equal to or greater than the threshold price in effect under the applicable Convertible Notes Indenture, which 15 consecutive trading day period shall not commence prior to the earlier of (i) October 12, 2018 and (ii) the termination of the Contribution Agreement. The Convertible Notes will continue to be convertible at the option of the holders thereof during this period in accordance with the terms of the respective Convertible Notes Indenture.

Contribution Agreement

On May 9, 2018, we entered into the Contribution Agreement with Arkoma and Williston pursuant to which Arkoma and Williston will contribute (the “Contribution”) certain assets to us in exchange for common stock representing a controlling stake in Comstock. Arkoma and Williston (collectively, the “Jones Partnerships”) are wholly owned by Dallas businessman Jerry Jones and his children. The Jones Partnerships collectively will receive an aggregate of up to 88,571,429 newly issued shares of our common stock, based on an agreed upon share price of $7.00 per share. The actual number of shares to be issued is subject to adjustment as provided in the Contribution Agreement. Upon completion of the transactions contemplated under the Contribution Agreement (together, the “Jones Transactions”), the Jones Partnerships will collectively own approximately 84.5% of our pro forma outstanding common stock.

The assets being contributed include working interests in oil and natural gas properties in North Dakota and Montana producing from the Bakken shale in the Williston Basin (the “Bakken Shale Properties”). We have valued the Bakken Shale Properties at $620.0 million based on an effective date of April 1, 2018. Under the terms of the Contribution Agreement, we will be entitled to all net revenues and will be responsible for all expenses and costs related to the Bakken Shale Properties beginning on and subsequent to April 1, 2018. As of April 1, 2018, the properties include 348 (55.1 net to us) producing oil wells, 85 (11.8 net to us) drilled uncompleted wells and seven (2.6 net to us) undrilled locations and produced on average approximately 13,900 barrels of oil equivalent (“BOE”) per day (79% oil) in the month of March 2018. The Bakken Shale Properties have proved reserves as estimated by our independent reserve engineers of approximately 31.0 million BOE (approximately 74% oil) as of April 1, 2018. The Bakken Shale Properties generated $155.1 million of revenues in excess of direct operating expenses (which exclude depreciation, depletion and amortization) in 2017.

New Credit Facility

We have obtained commitments from lenders for a new five-year reserve-based revolving credit facility (the “New Credit Facility”) to become effective concurrent with the closing of the Jones Transactions. Bank of Montreal will serve as administrative agent under the New Credit Facility. The New Credit Facility will be subject to a borrowing base, which will initially be set at $700.0 million and redetermined on a semi-annual basis. Indebtedness under the New Credit Facility will be secured by substantially all of our and our subsidiaries’ assets. We intend to borrow $300.0 million under the New Credit Facility at the closing of the Transactions.

Borrowings under the New Credit Facility are expected to bear interest at our option at either (1) LIBOR plus 2% to 3% or (2) the base rate plus 1% to 2%, in each case depending on the utilization of the borrowing base. We will pay a commitment fee of 0.375% to 0.5% on the unused borrowing base. The New Credit Facility will contain covenants that, among other things, restrict our and our restricted subsidiaries’ ability to pay cash dividends, incur debt, make certain loans and investments and will include certain financial covenants.

Asset Sale

On April 27, 2018, we sold our producing Eagle Ford shale wells and related acreage to a third party, resulting in net proceeds to us of $109.0 million. We used a portion of such net proceeds to repay borrowings under our existing credit facility and plan to use the remaining net proceeds to partially fund the Tender Offer and the repayment of all outstanding borrowings under our existing revolving credit facility.

INFORMATION ABOUT THE COMPANY

The Company is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana. The Company’s stock is traded on the New York Stock Exchange under the symbol CRK. Its principal executive offices are located at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034 and its telephone number is (972) 668-8800. The Company’s website can be found at http://www.comstockresources.com. Information on the Company’s website is not deemed to be a part of this Offer to Purchase.

THE TENDER OFFER AND THE CONSENT SOLICITATION

We hereby offer, upon the terms and subject to the conditions set forth in the Offer Documents, to purchase for cash any and all of the outstanding Notes that are validly tendered (and not validly withdrawn) prior to the Expiration Date, for the consideration described below.

Total Consideration and Tender Offer Consideration

The Total Consideration for each $1,000 principal amount of the Toggle Notes and the 10% 2020 Notes validly tendered and accepted for payment pursuant to the Tender Offer is (i) $1,050 for such Notes tendered (and not validly withdrawn) prior to the Early Participation Time, which includes and Early Participation Premium of $50 and the Tender Offer Consideration, and (ii) $1,000 for such Notes tendered (and not validly withdrawn) after the Early Participation Time but prior to the Expiration Date, which consists only of the Tender Offer Consideration. The Total Consideration for each $1,000 principal amount of any series of the Notes other than the Toggle Notes and the 10% 2020 Notes is $1,000 for such Notes tendered (and not validly withdrawn) prior to the Expiration Date, which consists only of the Tender Offer Consideration.

Holders will also receive an amount in cash equal to accrued and unpaid interest from the last interest payment date on their Notes up to, but excluding, the Settlement Date for all of their Notes that we accept for purchase in the Tender Offer. Toggle Notes and Convertible Notes may be tendered and related Consents may be delivered only in principal amounts equal to minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The 10% 2020 Notes, the 2019 Senior Notes and the 2020 Senior Notes may be tendered and related Consents may be delivered only in principal amounts equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Our obligation to accept Notes that are validly tendered and not validly withdrawn is subject to the conditions described below under “Conditions to Consummation of the Tender Offer.”

Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees to the Dealer Manager and Solicitation Agent, the Depositary and Information Agent or the Company or, except as indicated in the instructions to the Consent and Letter of Transmittal, to pay transfer taxes with respect to the purchase of their Notes; however, such Holders may be obligated to pay commissions to their own brokers or other agents. The Company will pay all of its charges and expenses in connection with the Tender Offer.

Except as prohibited by law, we reserve the right, in our sole discretion, from time to time after the Expiration Date, to purchase any Notes that are not tendered or accepted in the Tender Offer through open market or privately negotiated transactions, through one or more additional tender or exchange offers, by redemption under the terms of the applicable Indenture or otherwise, in each case upon terms that may or may not differ materially from the terms of the Tender Offer, although we have no legal obligation to do so. Subject to the satisfaction or waiver of certain conditions, including the Transaction Conditions, the Company may, in its sole discretion, redeem any Notes that are not tendered in the Tender Offer in accordance with the terms of the applicable Indenture, as modified by the Proposed Amendments. See “Certain Significant Considerations—If the Transaction Conditions are completed and Notes remain outstanding, we may, but are not obligated, to redeem or purchase such Notes” and “Certain Significant Considerations—We may purchase Notes after the expiration of the Tender Offer and Consent Solicitation on terms more or less favorable than those proposed in the Tender Offer and Consent Solicitation.” The consummation of the Tender Offer with respect to any series of Notes is not contingent on the consummation of the Tender Offer with respect to any other series of Notes.

Subject to applicable law, the Tender Offer for a series of Notes is being made independently of the Tender Offer for the other series of Notes, and we reserve the right, subject to applicable law, to terminate, withdraw, amend or extend the Tender Offer for any series of Notes without also terminating, withdrawing, amending or extending the Tender Offer for the other series of Notes.

Consents

We are soliciting Consents from the Holders with respect to the Proposed Amendments. If you tender your outstanding Notes in the Tender Offer, you must also consent to the Proposed Amendments and to the execution and delivery of the applicable Supplemental Indenture that will effect the Proposed Amendments. You cannot deliver a Consent to the Proposed Amendments without tendering your Notes and you cannot tender your Notes without delivering a related Consent to the Proposed Amendments.

Expiration Date; Extensions; Termination; Amendments

The Tender Offer will expire at 11:59 p.m., New York City time, on August 10, 2018, unless we extend the Expiration Date in our sole discretion. The Early Participation Time will be 5:00 p.m., New York City time, on July 27, 2018, unless we extend the Early Participation Time in our sole discretion. In the event that we extend the Expiration Date or the Early Participation Time, the terms “Expiration Date” and “Early Participation Time” with respect to such extended Expiration Date and Early Participation Time shall mean the time and date on which the Tender Offer and the right to receive the Early Participation Premium, as so extended, will expire. We expressly reserve the right to extend the Expiration Date or Early Participation Time from time to time or for such period or periods as we may determine in our sole discretion by giving oral (to be confirmed in writing) or written notice of such extension to the Depositary and Information Agent and by making a public announcement by press release to PR Newswire or a similar news service no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Early Participation Time or Expiration Date, as the case may be.

During any extension of the Expiration Date or the Early Participation Time, all Notes previously tendered and not accepted for purchase will remain subject to the Tender Offer and may, subject to the terms and conditions of the Tender Offer, be accepted for purchase by us.

We reserve the right to terminate, extend or amend the Tender Offer or the Consent Solicitation if any condition of the Tender Offer is not satisfied or waived by us prior to the Expiration Date. If we amend a condition to the Tender Offer, we will give the appropriate Holders and applicable Trustee such notice of the amendment as may be required by applicable law.

To the extent we are legally permitted to do so, the Tender Offer for a series of Notes is being made independently of the Tender Offer for any other series of Notes, and we expressly reserve the absolute right, in our sole discretion, at any time to (i) waive any condition to the Tender Offer with respect to a series of Notes, (ii) amend any of the terms of the Tender Offer or the Consent Solicitation with respect to a series of Notes, (iii) terminate the Tender Offer with respect to a series of Notes or (iv) modify the Tender Offer Consideration or the Early Participation Premium, as applicable, with respect to a series of Notes, provided that in the event we modify the Tender Offer Consideration for a series of Notes, the Tender Offer for such series of Notes will be extended if necessary such that the Expiration Date is at least ten business days from the date of such modification. Any waiver, amendment, modification or termination of the Tender Offer or the Consent Solicitation with respect to a series of Notes will apply to all Notes of such series tendered pursuant to the Tender Offer. If we make a material change in the terms of the Tender Offer or the Consent Solicitation with respect to a series of the Notes, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Depositary and Information Agent and will disseminate additional offer documents and extend the Tender Offer and the Consent Solicitation with respect to such series of Notes to the extent required by law. If the Tender Offer or the Consent Solicitation with respect to such series of Notes is amended prior to the Withdrawal Time in a manner determined by us to constitute a material change to the Holders of such Notes, we will promptly give oral (to be confirmed in writing) or written notice of such amendment to the Depositary and Information Agent, disseminate additional Tender Offer or Consent Solicitation materials with respect to such series of Notes if required and, if necessary, extend such Consent Solicitation with respect to such series of Notes for a period that we deem to be adequate and in accordance with applicable law to permit the Holders to tender or withdraw their Notes and deliver or revoke their related Consents. We also reserve the right to terminate the Tender Offer with respect to any series of Notes if any condition of the Tender Offer is not satisfied. In the event that the Tender Offer with respect to any series of Notes is terminated or otherwise not completed, the Tender Offer Consideration and the Early Participation Premium, as applicable, will not be paid or become payable with respect to such series of Notes, and the applicable Indenture will remain in its current form.

No Appraisal or Similar Rights

Neither the Indentures nor applicable law gives the Holders any appraisal or similar rights to request a court or other person to value their outstanding Notes in connection with the Tender Offer or the Consent Solicitation.

PROPOSED AMENDMENTS

Description of Proposed Amendments to the Toggle Notes Indenture

We are proposing to amend a number of provisions of the Toggle Notes Indenture. To be effective, these amendments must receive the consent of the Holders of at least a majority of the outstanding principal amount of the Toggle Notes, excluding any Toggle Notes held by Affiliates (or, in the case of the Collateral Release, at least two-thirds of the outstanding principal amount of the Toggle Notes, excluding any Toggle Notes held by Affiliates). As of the date of this Offer to Purchase, $697,195,000 aggregate principal amount of the Toggle Notes is outstanding.

This section sets forth a summary of the Proposed Amendments with respect to the Toggle Notes Indenture. This summary is qualified in its entirety by reference to the full and complete provisions contained in the Toggle Notes Indenture. Capitalized terms appearing below but not defined in this section of the Offer to Purchase have the meanings assigned to such terms in the Toggle Notes Indenture. If you tender any of the Toggle Notes you will, by the act of tendering, be deemed to consent to the Proposed Amendments. The Proposed Amendments with respect to the Toggle Notes would eliminate most of the restrictive covenants, certain provisions of covenants relating to mergers and consolidations and certain events of default in the Toggle Notes Indenture and would release the liens on the Collateral securing the Toggle Notes, in each case as described below.

The Proposed Amendments will amend the redemption provisions of the Toggle Notes Indenture. Specifically, Section 3.03(a) of the Toggle Notes Indenture shall be amended to provide that a notice of redemption shall be given to each Holder of Toggle Notes to be redeemed not less than three Business Days (as compared to the 30-day notice period required under the existing Toggle Notes Indenture) nor more than 60 days prior to the applicable redemption date.

Additionally, the Proposed Amendments would, among other things, delete the following Sections and clauses from the Toggle Notes Indenture:

Section 4.07	Limitation on Restricted Payments
Section 4.08	Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries
Section 4.09	Limitation on Indebtedness and Disqualified Capital Stock
Section 4.10	Limitation on Asset Sales
Section 4.11	Limitation on Transactions with Affiliates
Section 4.12	Limitation on Liens
Section 4.15	Offer to Repurchase Upon Change of Control
Section 4.16	Future Designation of Restricted and Unrestricted Subsidiaries
Section 4.17	Suspended Covenants
Section 4.19	Limitation on Certain Agreements
Section 4.20	Limitation on Sale and Leaseback Transactions
Section 5.01 clause (a)(3)	Merger, Consolidation or Sale of Assets
Section 6.01 subsections (e), (f), and (g)	Events of Default (cross default and judgment default)

If the Supermajority Consents are obtained, the Proposed Amendments will also release the liens on the Collateral securing the Toggle Notes, delete Sections 4.18, 6.12, 11.01 and 11.04, subsection 6.01(h) and clauses 5.01(a)(5), 5.01(a)(6), 5.01(b)(3) and 5.01(b)(4) of the Toggle Notes Indenture and terminate (or release, as applicable) all of the Collateral Agreements (other than the Junior Intercreditor Agreement).

The Proposed Amendments would also make certain other changes to the Toggle Notes Indenture of a technical or conforming nature, including the deletion of those definitions from the Toggle Notes Indenture that are used only in provisions that would be eliminated as a result of the elimination or modification of the foregoing provisions, and cross references to the provisions of the Toggle Notes Indenture that have been deleted as a result of the Proposed Amendments will be revised to reflect those deletions.

The Proposed Amendments to the Toggle Notes Indenture constitute a single proposal, and a Consent by a Holder of Toggle Notes is a Consent to all of the Proposed Amendments to the Toggle Notes Indenture. The valid tender of Toggle Notes by a Holder pursuant to the Tender Offer will constitute the giving of Consent by that Holder to the Proposed Amendments to the Toggle Notes Indenture and the waiver of the Holder’s right to withdraw its Consent to the Proposed Amendments to the Toggle Notes Indenture after the Withdrawal Time.

Adoption of the Proposed Amendments to the Toggle Notes Indenture may have adverse consequences to Holders whose Toggle Notes are not tendered and purchased in the Tender Offer. If the Requisite Consents are received and the Proposed Amendments to the Toggle Notes Indenture become operative pursuant to the Supplemental Toggle Notes Indenture, the Toggle Notes remaining outstanding after that date will no longer be entitled to the benefit of most of the restrictive covenants and certain event of default provisions that will be eliminated from the Toggle Notes Indenture by the Supplemental Toggle Notes Indenture and if the Supermajority Consents are obtained, will no longer be secured by the Collateral. In addition, following consummation of the Tender Offer and Consent Solicitation and adoption of the Proposed Amendments to the Toggle Notes Indenture, the liquidity of the trading market for any Toggle Notes that remain outstanding may be significantly reduced. See “Certain Significant Considerations—If you do not tender your Notes and the Tender Offer is consummated, there will be a smaller trading market for your Notes and the market price of your Notes may decline or be more volatile.”

Description of Proposed Amendments to the Convertible Notes Indentures

We are proposing to amend a number of provisions of each of the Convertible Notes Indentures. To be effective, these amendments must receive the consent of the Holders of at least a majority of the outstanding principal amount of the applicable series of Convertible Notes, excluding any such Convertible Notes held by Affiliates (or, in the case of the Collateral Release, at least two-thirds of the outstanding principal amount of the applicable series of Convertible Notes, excluding any such Convertible Notes held by Affiliates). As of the date of this Offer to Purchase, $295,464,697 aggregate principal amount of the 2019 Convertible Notes and $195,947,491 aggregate principal amount of the 2020 Convertible Notes are outstanding.

This section sets forth a summary of the Proposed Amendments with respect to each of the Convertible Notes Indentures. This summary is qualified in its entirety by reference to the full and complete provisions contained in the Convertible Notes Indentures. Capitalized terms appearing below but not defined in this section of the Offer to Purchase have the meanings assigned to such terms in the respective Convertible Notes Indenture. If you tender any of the Convertible Notes you will, by the act of tendering, be deemed to consent to the Proposed Amendments with respect to such series of Convertible Notes. The Proposed Amendments with respect to the Convertible Notes would eliminate most of the restrictive covenants, certain provisions of covenants relating to mergers and consolidations and certain events of default in the respective Convertible Notes Indenture and would release the liens on the Collateral securing the Convertible Notes, in each case as described below.

The Proposed Amendments will amend the redemption provisions of the Convertible Notes Indentures. Specifically, Section 3.03(a) of each of the Convertible Notes Indentures shall be amended to provide that a notice of redemption shall be given to each Holder of Convertible Notes to be redeemed not less than three Business Days (as compared to the 30-day notice period required under the existing Convertible Notes Indentures) nor more than 60 days prior to the applicable redemption date. Further, Section 3.02(a) of each of the Convertible Notes Indentures shall be amended to provide that if less than all of the Notes of the applicable series are to be redeemed the particular Notes of such series shall be selected not less than three Business Days (as compared to the 30-day notice period required under the existing Convertible Notes Indentures) prior to the applicable redemption date.

Additionally, the Proposed Amendments would, among other things, delete the following Sections and clauses from the respective Convertible Notes Indenture:

Section 4.07	Limitation on Restricted Payments
Section 4.08	Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries
Section 4.09	Limitation on Indebtedness and Disqualified Capital Stock
Section 4.11	Limitation on Transactions with Affiliates

Section 4.12	Limitation on Liens
Section 4.16	Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries
Section 4.17	Suspended Covenants
Section 4.19	Limitation on Sale and Leaseback Transactions
Section 5.01 clause (a)(3)	Company May Consolidate, etc., Only on Certain Terms.
Section 6.01 subsections (f) and (h)	Events of Default (cross default and judgment default)

If the Supermajority Consents with respect to a series of Convertible Notes are obtained, the Proposed Amendments will also release the liens on the Collateral securing such Convertible Notes, delete Sections 4.18, 6.15, 11.01 and 11.04, subsections 4.05(c) and 6.01(k) and clauses 5.01(a)(5), 5.01(a)(6), 5.01(b)(3) and 5.01(b)(4) of the respective Convertible Notes Indenture and terminate (or release, as applicable) all of the Collateral Agreements (other than the Intercreditor Agreement).

The Proposed Amendments would also make certain other changes to the Convertible Notes Indentures of a technical or conforming nature, including the deletion of those definitions from the Convertible Notes Indentures that are used only in provisions that would be eliminated as a result of the elimination or modification of the foregoing provisions, and cross references to the provisions of the Convertible Notes Indentures that have been deleted as a result of the Proposed Amendments will be revised to reflect those deletions.

The Proposed Amendments constitute a single proposal with respect to each series of Convertible Notes, and a Consent by a Holder of a series of Convertible Notes is a Consent to all of the Proposed Amendments with respect to such series of Convertible Notes. The valid tender of Convertible Notes of a series by a Holder pursuant to the Tender Offer will constitute the giving of Consent by that Holder to the Proposed Amendments with respect to such series and the waiver of the Holder’s right to withdraw its Consent to the Proposed Amendments with respect to such series after the applicable Withdrawal Time.

Adoption of the Proposed Amendments to the applicable Convertible Notes Indenture may have adverse consequences to Holders whose Convertible Notes are not tendered and purchased in the Tender Offer. If the Requisite Consents are received and the Proposed Amendments with respect to such series of Convertible Notes become operative pursuant to the applicable Supplemental Indenture, the applicable Convertible Notes remaining outstanding after that date will no longer be entitled to the benefit of most of the restrictive covenants and certain event of default provisions that will be eliminated from the applicable Convertible Notes Indenture by the applicable Supplemental Indenture and if the Supermajority Consents are obtained, will no longer be secured by the Collateral. In addition, following consummation of the Tender Offer and Consent Solicitation and adoption of the Proposed Amendments, the liquidity of the trading market for any Convertible Notes of such series that remain outstanding may be significantly reduced. See “Certain Significant Considerations—If you do not tender your Notes and the Tender Offer is consummated, there will be a smaller trading market for your Notes and the market price of your Notes may decline or be more volatile.”

Description of Proposed Amendments to the 10% 2020 Notes Indenture, 2019 Senior Notes Indenture and 2020 Senior Notes Indenture

We are proposing to amend the redemption provisions of each of the 10% 2020 Notes Indenture, 2019 Senior Notes Indenture and 2020 Senior Notes Indenture. To be effective, these amendments must receive the consent of the Holders of at least a majority of the outstanding principal amount of the applicable series of such Notes, excluding any such Notes held by Affiliates. As of the date of this Offer to Purchase, $2,805,000 aggregate principal amount of the 10% 2020 Notes, $17,959,000 aggregate principal amount of the 2019 Senior Notes and $4,860,000 aggregate principal amount of the 2020 Senior Notes are outstanding.

If you tender any of the 10% 2020 Notes, 2019 Senior Notes and 2020 Senior Notes you will, by the act of tendering, be deemed to consent to the Proposed Amendments with respect to such series of Notes.

The Proposed Amendments will amend the redemption provisions of the respective Indentures. Specifically, Section 3.03(a) of the 10% 2020 Notes Indenture and Section 10.3 of each of the 2019 Senior Notes Indenture and the 2020 Senior Notes Indenture shall be amended to provide that a notice of redemption shall be given to each Holder of such Notes to be redeemed not less than three Business Days (as compared to the minimum 30-day notice period required under the existing 10% 2020 Notes Indenture, 2019 Senior Notes Indenture and 2020 Senior Notes Indenture) nor more than 60 days prior to the applicable redemption date. Additionally, Section 3.01 of the 10% 2020 Notes Indenture and Section 10.1 of each of the 2019 Senior Notes Indenture and the 2020 Senior Notes Indenture shall be amended to provide that a notice setting forth certain information with respect to the redemption must be provided to the respective Trustee at least 5 Business Days (or such shorter period agreed to by the respective Trustee) prior to the redemption date (as opposed to 5 Business Days prior to the date notice of the redemption is given to the holders, as provided pursuant to the existing 10% 2020 Notes Indenture and 60 days prior to the redemption date, as provided pursuant to the existing 2019 Senior Notes Indenture and 2020 Senior Notes Indenture). Further, Section 3.02(a) of the 10% 2020 Notes Indenture and Section 10.2 of each of the 2019 Senior Notes Indenture and the 2020 Senior Notes Indenture shall be amended to provide that in the event of a partial redemption other than on a pro rata basis, the particular 10% 2020 Notes, 2019 Senior Notes or 2020 Senior Notes, as applicable, to be redeemed shall be selected by the respective Trustee no less than 5 Business Days (or such shorter period agreed to by the respective Trustee) prior to the redemption date (as opposed to 5 Business Days prior to the date notice of the redemption is given to the holders, as provided pursuant to the existing 10% 2020 Notes Indenture and not less than 30 days nor more than 60 days prior to the redemption date, as provided pursuant to the existing 2019 Senior Notes Indenture and 2020 Senior Notes Indenture).

When Amendments Become Effective

We intend to execute the applicable Supplemental Indentures effecting the Proposed Amendments on the Settlement Date if we have received the Requisite Consents with respect to the applicable series of Notes. Each of the Supplemental Indentures will become effective upon execution by us, the Guarantors and the applicable Trustee, but will provide that the Proposed Amendments will not become operative unless we purchase in the Tender Offer more than a majority of the outstanding principal amount of the applicable series of Notes, excluding any Notes held by Affiliates (or, in the case of the Collateral Release, at least two-thirds of the outstanding principal amount of the applicable series of Notes, excluding any Notes held by Affiliates). If the Tender Offer and/or the Consent Solicitation is terminated or withdrawn or the Requisite Consents are not received with respect to any series of Notes, the applicable Indenture will remain in its present form.

CERTAIN SIGNIFICANT CONSIDERATIONS

You should consider carefully the following considerations, in addition to the other information described elsewhere in this Offer to Purchase (including the Consent and Letter of Transmittal), before deciding whether to participate in the Tender Offer and Consent Solicitation.

If the Transactions are completed and Notes remain outstanding, we may, but are not obligated, to redeem or purchase such Notes.

The Toggle Notes and the 10% 2020 Notes are currently redeemable by us, in whole or in part, at a redemption price of 105% of the principal amount redeemed, plus accrued and unpaid interest to, but excluding, the applicable redemption date. All Notes, other than the Toggle Notes and 10% 2020 Notes, are redeemable at 100% of the principal amount redeemed, plus accrued and unpaid interest to, but excluding, the applicable redemption date. If the Transactions are completed, regardless of (i) whether we receive the Requisite Consents to effect the Proposed Amendments to the respective Indentures or (ii) the aggregate principal amount of any series of Notes that we accept on the Settlement Date, to the extent less than 100% of such series of outstanding Notes is tendered and accepted for purchase pursuant to the Tender Offer on the Settlement Date, we may, but are not obligated, to redeem all or a portion of any series of Notes upon the terms and conditions set forth in the respective Indenture and satisfy and discharge our obligations under the respective Indenture, pursuant to the terms of such Indenture (including as such Indenture may be amended pursuant to the Proposed Amendments) and the notice of redemption issued in connection therewith. This Offer to Purchase does not constitute a notice of redemption or an obligation to issue a notice of redemption or satisfy or discharge any of the Indentures.

The Proposed Amendments, if adopted, among other things, amend the redemption provisions of the Indentures, release the liens on the Collateral securing the Toggle Notes and the Convertible Notes and eliminate most of the restrictive covenants and certain of the events of default in the Toggle Notes Indenture, the 2019 Convertible Notes Indenture and the 2020 Convertibles Notes Indenture and permit us to take certain actions previously prohibited or limited by the applicable Indenture without violating the provisions of such Indenture.

Notes not purchased will remain outstanding as our obligations. If we obtain the Requisite Consents with respect to the Toggle Notes and/or the Convertible Notes, and the Proposed Amendments with respect to such series of Notes become operative, most of the restrictive covenants and related events of default contained in the respective Indenture will be eliminated. As so amended, the applicable Indenture will continue to govern the terms of all such Notes that remain outstanding after the consummation of the Tender Offer.

It is possible that actions that we may take as a result of the changes to the Toggle Notes Indenture and the Convertible Notes Indentures effected by the applicable Supplemental Indentures could increase the credit risk faced by the non-tendering Holders of Toggle Notes or Convertible Notes or otherwise adversely affect the interests of the non-tendering Holders of such Notes. In addition, if we obtain the Supermajority Consents with respect to such series of Toggle Notes and/or Convertible Notes and the Proposed Amendments with respect to such Indentures become operative, such Notes will no longer be secured by any of the Collateral. As a result, the market price, credit rating and liquidity of such Notes would likely be negatively affected. See “Proposed Amendments.”

After giving effect to the Jones Transactions, the Jones Partnerships will own a controlling beneficial interest in our capital stock and may significantly influence our affairs or may pursue other activities that compete with us. If you do not tender your Notes in the Tender Offer and the Jones Transactions are consummated, the interests of the Jones Partnerships as equity holders might conflict with your interests as a holder of the Notes.

Upon completion of the Jones Transactions, the Jones Partnerships will collectively own approximately 84.5% of our pro forma outstanding common stock. The Jones Partnerships will have the ability to significantly influence our affairs, including the election of our directors and transactions including mergers, consolidations or sales of assets. If you do not tender your Notes in this Tender Offer and the Jones Transactions are consummated, the interests of the Jones Partnerships and their affiliates could conflict with or differ from your interests. For example, the concentration of ownership held by the Jones Partnerships could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combination which may otherwise be favorable to us or to holders of the Notes. If we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the Jones Partnerships as equity holders might conflict with your interests as a holder of the Notes. The Jones Partnerships may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the Notes. In addition, the Jones Partnerships through other entities owned or controlled by Jerry Jones and his family may from time to time engage in competing businesses for their own account. Any such activities could be competitive with our operations.

We may purchase Notes after the Expiration Date on terms more or less favorable than those proposed in the Tender Offer and Consent Solicitation.

After the Expiration Date, we and our affiliates may, from time to time, as permitted by applicable law, the applicable Indenture and the agreements governing our then existing debt, purchase the Notes, other than pursuant to the Tender Offer, through redemptions, open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon the terms and at the prices we may determine at that time (or as may be provided for in the applicable Indenture), which may be materially different from the terms and prices offered in connection with the Tender Offer and Consent Solicitation. There can be no assurance as to which, if any, of these alternatives or combinations thereof we will choose to pursue in the future.

Nothing contained in this Offer to Purchase will prevent us from exercising our rights under the Indentures to defease or satisfy or otherwise discharge our obligations with respect to the Notes by depositing cash or other securities with the Trustees in accordance with the terms of the applicable Indenture, as modified by the Proposed Amendments.

If you do not tender your Notes and the Tender Offer with respect to such series of Notes is consummated, there will be a smaller trading market for your Notes and the market price of your Notes may decline or may be more volatile.

The Notes are not listed on any national or regional securities exchange. Holders should be aware that trading of the Notes has been limited, and prices and trading volumes of the Notes are difficult to monitor. To the extent that Notes are traded, prices for the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers and to obtain current information with respect to the market prices for the Notes that they hold so they can better evaluate the Tender Offer and the Consent Solicitation.

We intend to cancel and retire any Notes purchased pursuant to this Tender Offer. To the extent that Notes of a series are purchased in the Tender Offer, any existing trading market for the remaining Notes of such series will likely become more limited. A debt security with a smaller outstanding principal amount available for trading, or a smaller “float,” will likely command a lower price than would a comparable debt security with a larger float. Consequently, the liquidity, market value and price volatility of Notes of such series that remain outstanding may be adversely affected. As a result, Holders that do not tender their Notes in the Tender Offer may not be able to sell their Notes at attractive prices, or at all, after the closing of the Tender Offer and Consent Solicitation. The extent of the public market for the Notes of a series following consummation of the Tender Offer will depend on, among other things, the remaining outstanding principal amount of Notes of such series, the number of Holders and the interest in maintaining a market in the Notes of such series on the part of securities firms. We have not created nor do we sustain any market for the Notes, nor do we intend to create or sustain a market for any Notes that remain outstanding following the consummation of the Tender Offer.

The consummation of the Tender Offer is subject to satisfaction of certain conditions.

The consummation of the Tender Offer is subject to satisfaction of the Transaction Conditions and the General Conditions. These conditions are described in more detail in this Offer to Purchase under “Conditions to Consummation of the Tender Offer.” There can be no assurance that those conditions will be met with respect to the Tender Offer.

Consideration paid to holders in the Tender Offer could be subject to avoidance as a preferential transfer.

If we were to become a debtor in a case under the U.S. Bankruptcy Code within 90 days after the consummation of the Tender Offer (or, with respect to any insiders, as defined in the U.S. Bankruptcy Code, within one year after consummation of the Tender Offer) and certain other conditions were met, it is possible that the consideration paid to the holders of the Notes in the Tender Offer, absent any of the U.S. Bankruptcy Code’s defenses to avoidance, could be subject to avoidance, in whole or in part, as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from such holders and possibly from subsequent transferees.

The right to receive the Early Participation Premium applicable to the Toggle Notes and the 10% 2020 Notes is subject to such Notes having been validly tendered and not validly withdrawn prior to the Early Participation Time and such Notes being accepted for purchase.

On the Settlement Date, we will pay each tendering Holder who validly tendered Toggle Notes and/or 10% 2020 Notes prior to the Early Participation Time an Early Participation Premium for such Holder’s Toggle Notes and/or 10% 2020 Notes that have been validly tendered and not validly withdrawn prior to the Early Participation Time if such Notes are accepted for purchase. If a Holder’s Toggle Notes and/or 10% 2020 Notes are not validly tendered prior to the Early Participation Time, or such Holder’s Notes are validly withdrawn on or prior to the Withdrawal Time and not validly retendered prior to the Early Participation Time, such Holder will not receive he Early Participation Premium even though the Proposed Amendments relating to such Notes will, if the Requisite Consents (or, in the case of the Collateral Release, the Supermajority Consents) are received, be effective as to each of such Holder’s Notes that are not purchased in the Tender Offer. In addition, each Holder who validly tenders Toggle Notes and/or 10% 2020 Notes, and thereby validly consents to the Proposed Amendments, after the Early Participation Time and on or before the Expiration Date will receive the Tender Offer Consideration, but will not receive the Early Participation Premium even though such Holder tendered its Toggle Notes and/or 10% 2020 Notes.

There is limited ability to withdraw tendered Toggle Notes, 10% 2020 Notes, 2019 Senior Notes and 2020 Senior Notes after the applicable Withdrawal Time.

Tenders of Notes may be validly withdrawn at any time at or before the applicable Withdrawal Time, but not thereafter, unless required by applicable law. In addition, we may, in our sole discretion subject to applicable law, extend the Expiration Date and your ability to withdraw tendered Toggle Notes, 10% 2020 Notes, 2019 Senior Notes and 2020 Senior Notes if we do not extend the applicable Withdrawal Time will be limited.

Payment of the Tender Offer Consideration and Early Participation Premium, as applicable, will not be made prior to the Settlement Date, the occurrence of which is dependent upon the satisfaction or waiver of the conditions to the Tender Offer and Consent Solicitation. Pursuant to the terms of the Contribution Agreement, the Jones Transactions must be consummated prior to October 31, 2018. If the Jones Transactions and the other conditions to the Tender Offer are not consummated by the Expiration Date, we expect that we would extend the Expiration Date with respect to all series of the Notes until such time as the Tender Offer Conditions are consummated or become impracticable, or we otherwise determine to terminate the Tender Offer and Consent Solicitation with respect to any series of the Notes.

Therefore, Holders that tender Notes could be forced to wait for an extended period of time before receiving payment and may not have the ability to withdraw or trade tendered Notes during that time. Unless required by applicable law, after the applicable Withdrawal Time, Notes may not be withdrawn.

Tendering Notes and delivering Consents will have tax consequences.

See “Certain Federal Income Tax Considerations” for a discussion of certain U.S. federal income tax consequences of the Tender Offer and Consent Solicitation.

The consideration offered to purchase the Notes does not reflect any independent valuation and you may or may not receive more consideration if you choose not to tender your Notes.

The consideration offered to purchase the Notes does not reflect any independent valuation of such Notes and does not take into account the events or changes in financial markets (including interest rates) after the commencement of the Tender Offer. We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the consideration offered for the Notes. If you tender your Notes, you may or may not receive more than, or as much value as, if you choose not to tender your Notes.

PURPOSE AND BACKGROUND OF THE TENDER OFFER AND THE CONSENT SOLICITATION

The purpose of the Tender Offer is to acquire all of the outstanding Notes. The purpose of the Consent Solicitation is to obtain Consents to amend the redemption provisions of the Indentures and, with respect to the Toggle Notes and the Convertible Notes, release the liens on the Collateral securing such Notes and eliminate most of the covenants and certain events of default applicable to such Notes in the respective Indenture.

The total amount of funds required to purchase all of the outstanding Notes for the Total Consideration pursuant to the Tender Offer and to pay all estimated related fees and expenses is approximately $1.3 billion including accrued and unpaid interest, assuming all outstanding Notes are validly tendered prior to the Early Participation Time and a Settlement Date of August 14, 2018. We intend to obtain these funds from the Transactions. See “Recent Developments” and “Conditions to Consummation of the Tender Offer.”

We are not making any recommendation to the Holders as to whether to tender or refrain from tendering all or any portion of their Notes. You must decide whether to tender Notes (thereby delivering the related Consents), and if tendering, the amount of Notes to tender. You are urged to review carefully all of the information contained in this Offer to Purchase before making a decision as to whether to tender Notes (thereby delivering the related Consents).

CONDITIONS TO CONSUMMATION OF THE TENDER OFFER

Notwithstanding any other provision of this Offer to Purchase, our obligation to accept for purchase, and to pay for, any Notes of a series validly tendered and not validly withdrawn pursuant to the Tender Offer is conditioned upon the following having occurred or having been satisfied or having been waived by us:

i.	the satisfaction or waiver of the following Transaction Conditions:

a.	consummation of the Jones Transactions;

b.	entry by the Company into the New Credit Facility; and

c.	the issuance by the Company of approximately $850,000,000 aggregate principal amount of new senior unsecured notes pursuant to the Notes Offering.

ii.	the following shall not have occurred, or if we have become aware of any of the following or if any of the following exists on the date of this Offer to Purchase, we shall not have become aware of a material worsening (the “General Conditions”):

a.	any instituted, threatened or pending legal or administrative proceeding or investigation that could, in our reasonable judgment, materially and adversely affect our ability to close the Tender Offer;

b.	any event that, in our reasonable judgment, materially and adversely affects our business or our ability to consummate the Tender Offer;

c.	the enactment of any law, rule or court order that prohibits or delays the Tender Offer or that places material restrictions on the Tender Offer;

d.	the Trustee under any Indenture objects to the terms of the Tender Offer or our ability to amend any provision of the applicable Indenture as contemplated by the Consent Solicitation, or Trustee takes any other action that could, in our reasonable judgment, adversely affect the consummation of the Tender Offer;

e.	any suspension of trading in securities in the U.S. financial or capital markets;

f.	any material change in the trading price of the Notes or the market for the Notes;

g.	any moratorium or other suspension or limitation that, in our reasonable judgment, will affect the ability of banks to extend credit or receive payments; or

h.	the commencement or escalation of a war or armed hostilities involving the United States (including acts of terrorism).

Subject to applicable law, the Tender Offer for a series of Notes is being made independently of the Tender Offer for the other series of Notes. The foregoing conditions are for our sole benefit and may be asserted by us, in our sole discretion, regardless of the circumstances giving rise to any such condition. We will have the right (but not the obligation), in our sole discretion, to waive any of the preceding conditions and to consummate the Tender Offer with respect to any or all series of Notes. Neither you nor any other person who tenders Notes for purchase will have the ability to prevent us from waiving a condition. We also have the right, in our sole discretion, to determine whether or not any of the conditions were satisfied with respect to a series of Notes and to terminate, extend or amend the Tender Offer or the Consent Solicitation with respect to a series of Notes if any condition of the Tender Offer for such Notes was not satisfied on or prior to the Expiration Date. Our decision as to whether or not a condition was satisfied will be final and binding, and you will have no right to disagree with our conclusion.

PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS

The tender of Notes of a series pursuant to the Tender Offer and in accordance with the procedures described below will be deemed to constitute delivery of a Consent to the Proposed Amendments to the applicable Indenture and to the execution and delivery of the applicable Supplemental Indenture. Holders who tender their Notes pursuant to the Tender Offer are obligated to deliver their Consents to the Proposed Amendments to the applicable Indenture and to the execution and delivery of the applicable Supplemental Indenture. Holders may not deliver Consents without tendering their Notes pursuant to the Tender Offer, and Holders may not tender their Notes without delivering the related Consents pursuant to the Consent Solicitation.

In order to participate in the Tender Offer and the Consent Solicitation, you must validly tender your Notes to the Depositary and Information Agent as described below. It is your responsibility to validly tender your Notes. We have the right, in our sole discretion, to waive any defects in tenders of the Notes. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you need assistance in tendering your Notes, please contact the Depositary and Information Agent, whose address and telephone numbers are listed on the back cover page of this Offer to Purchase.

All of the Notes were issued in book-entry form, and all of the Notes are currently represented by one or more global certificates registered in the name of a nominee of DTC. We have confirmed with DTC that the Notes may be tendered and Consents may be delivered using the ATOP procedures instituted by DTC. DTC participants may electronically transmit their acceptance of the Tender Offer and the Consent Solicitation by causing DTC to transfer their outstanding Notes to the Depositary and Information Agent using the ATOP procedures. In connection with each book-entry transfer of Notes to the Depositary and Information Agent, DTC will send an “agent’s message” to the Depositary and Information Agent, which, in turn, will confirm its receipt of the book entry transfer (a “Book-Entry Confirmation”). The term “agent’s message” means a message transmitted by DTC to, and received by, the Depositary and Information Agent and forming a part of the Book-Entry Confirmation, stating that DTC has received an express acknowledgement from the participant in DTC tendering Notes that such participant has received and agrees to be bound by the terms of the Tender Offer and Consent Solicitation and that the Company may enforce such agreement against the participant.

By using the ATOP procedures to tender Notes, you will not be required to deliver the Consent and Letter of Transmittal to the Depositary and Information Agent. However, you will be bound by its terms just as if you had signed it.

If you hold your Notes through Clearstream Banking, société anonyme or Euroclear Bank S.A./N.V., as operator of the Euroclear System, you must also comply with the applicable procedures of Clearstream or Euroclear, as applicable, in connection with a tender of Notes and a delivery of Consents. Both Clearstream and Euroclear are indirect participants in the DTC system. You must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC to tender your Notes.

We will not be required to pay for Notes tendered pursuant to the Tender Offer unless those Notes are validly tendered and accepted by us for purchase. Similarly, we will be able to retain Notes that have been tendered and Consents that have been delivered if you do not validly comply with the procedures to withdraw the Notes and revoke the Consents. We will have the right, in our sole discretion, to decide whether a tender, withdrawal or revocation was made validly and our decision will be final. You should note the following with respect to the Tender Offer and the Consent Solicitation:

•	If we determine you have not validly tendered your Notes, or have not validly complied with the procedures to withdraw Notes previously tendered or to revoke your Consent to the Proposed Amendments, you will have to correct the problem in the time period we determine.

•	Neither we nor the Depositary and Information Agent is under any obligation to advise you of any defect in your tender, withdrawal or revocation.

•	We have the right, in our sole discretion, to waive any defect in the tender or withdrawal of Notes or revocation of Consents, and we may waive a defect with respect to one Holder and not another.

If we determine you have not validly tendered your Notes and we determine not to waive such defective tender, your defectively tendered Notes will be returned to you at our expense via a credit to the appropriate DTC account promptly following the Expiration Date or the earlier termination of the Tender Offer.

There are no guaranteed delivery provisions provided for by us in conjunction with the Tender Offer under the terms of this Offer to Purchase. Holders wishing to participate in the Tender Offer must tender their Notes in accordance with the procedures set forth under this section prior to the Early Participation Time or the Expiration Date, as applicable.

ACCEPTANCE OF OUTSTANDING NOTES FOR PURCHASE; PAYMENT FOR NOTES

If the conditions to the Tender Offer with respect to any series of Notes are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept, after the Expiration Date, all Notes of such series that, at such time, have been validly tendered (or defectively tendered if we waive such defect) pursuant to the Tender Offer, and not validly withdrawn. We will accept the Notes for purchase by notifying the Depositary and Information Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

If any tendered Notes are not accepted for payment for any reason pursuant to the terms and conditions of the Tender Offer, such Notes will be returned to the tendering Holder via a credit to an account maintained at DTC, designated by the DTC participant who so delivered such Notes to the Depositary and Information Agent, promptly following the Expiration Date or the earlier termination of the Tender Offer.

We will pay for Notes that we have accepted for purchase by wiring to DTC on the Settlement Date funds sufficient to pay the full amount of the Total Consideration or the Tender Offer Consideration, as applicable, that we then owe to the Holders plus cash in the amount of the interest accrued on the purchased Notes from the last interest payment date to, but excluding, the Settlement Date. We will not be responsible for any mistakes or delays made by DTC or its participants in distributing the Total Consideration, the Tender Offer Consideration or the accrued interest on the Notes to the persons entitled to them, and no additional interest will be payable because of any such mistake or delay.

If the conditions to the consummation of the Tender Offer with respect to any series of Notes, are not satisfied or if, for any other reason acceptance for purchase of, or payment for, validly tendered Notes of such series pursuant to the Tender Offer is delayed, or we are unable to accept for purchase or to pay for validly tendered Notes of such series pursuant to the Tender Offer, then the Depositary and Information Agent may, on behalf of us, retain the tendered Notes of such series without accepting them or without paying for them. If we cause the Depositary and Information Agent to hold such Notes, we must comply with Rule 14e-1 under the Exchange Act, which requires us to pay for all tendered Notes or return the Notes promptly after termination or withdrawal of the Tender Offer.

We reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more of our affiliates, the right to purchase any Notes tendered pursuant to the Tender Offer, but any such transfer or assignment will not relieve us of our obligations under the Tender Offer or prejudice the rights of tendering Holders to receive the Total Consideration or the Tender Offer Consideration, as applicable, pursuant to the Tender Offer.

We expressly reserve the right, in our sole discretion, but subject to applicable law, to (1) delay acceptance for purchase of Notes tendered under the Tender Offer or the payment for Notes accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offer) or (2) terminate the Tender Offer at any time.

Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees to the Dealer Manager and Solicitation Agent, the Depositary and Information Agent or the Company or, except as indicated in the instructions to the Consent and Letter of Transmittal, to pay transfer taxes with respect to the purchase of their Notes; however, such Holders may be obligated to pay commissions to their own brokers or other agents. The Company will pay all of its charges and expenses in connection with the Tender Offer. Notwithstanding anything herein to the contrary, the payments to Holders will be made net of any withholding tax or backup withholding that is required to be imposed pursuant to applicable law. See “Certain Federal Income Tax Considerations.”

WITHDRAWAL OF TENDERS; REVOCATION OF CONSENTS

You may withdraw Notes that you have validly tendered for purchase at any time before the applicable Withdrawal Time but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law. Withdrawal of the Notes will be deemed a revocation of the related Consents to the applicable Proposed Amendments. Your Consent may not be revoked unless you also withdraw your Notes from the Tender Offer, except that, if you tender Notes in the Tender Offer and we do not purchase such Notes, your Consent will also be deemed to be revoked when the Notes are returned to you.

For a withdrawal of a tender of Notes (and the concurrent revocation of Consents) to be effective, a notice of withdrawal in the form of a “Request Message” transmitted through ATOP must be received by the Depositary and Information Agent prior to the Withdrawal Time. Any such notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Notes and otherwise comply with the ATOP procedures. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer.

If you withdraw Notes, you will have the right to re-tender them prior to the Expiration Date in accordance with the procedures described in this Offer to Purchase for tendering outstanding Notes, but you will not be entitled to the Early Participation Premium if you re-tender Toggle Notes and/or 10% 2020 Notes after the Early Participation Time.

If, for any reason, acceptance for purchase of, or payment for, validly tendered Notes pursuant to the Tender Offer is delayed, or we are unable to accept for purchase or to pay for validly tendered Notes pursuant to the Tender Offer, then, without prejudice to our rights under the Tender Offer, but subject to applicable law, tendered Notes may be retained by the Depositary and Information Agent on our behalf and may not be validly withdrawn, subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Tender Offer.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal of tenders or revocation of Consents will be determined by us, in our sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager and Solicitation Agent, the Depositary and Information Agent, any of the Trustees or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal of tenders or revocation of Consents, or incur any liability for failure to give any such notification.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations related to the Tender Offer and the Consent Solicitation. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change or different interpretations (possibly with retroactive effect). The Company has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with these statements and conclusions. In addition, the discussion does not address any U.S. federal taxes other than U.S. federal income taxes (such as estate or gift taxes), the Medicare tax on net investment income or any state, local or non-U.S. tax laws that may be relevant to a Holder.

This discussion assumes that the Notes are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not address U.S. federal income tax consequences relevant to holders subject to special rules, including, without limitation:

•	former citizens or long-term residents of the U.S.;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the Notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt entities or governmental organizations;

•	U.S. Holders that hold notes through non-U.S. brokers or other non-U.S. intermediaries;

•	persons required to accelerate their reporting of income or gain because such income or gain is reported on an applicable financial statement; and

•	persons deemed to sell the Notes under the constructive sale provisions of the Code.

As used herein, the term “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes: an individual who is a citizen or resident of the U.S.; a corporation created or organized under the laws of the U.S., any state thereof or the District of Columbia; an estate, if its income is subject to U.S. federal income taxation regardless of its source; or a trust, if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of a Note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

If an entity, or arrangement, treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the Notes and the partners in such partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND SHARES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Considerations for Tendering U.S. Holders

Sale of a Note Pursuant to the Tender Offer

The receipt of cash in exchange for a Note pursuant to the Tender Offer by a U.S. Holder will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that receives cash for a Note pursuant to the Tender Offer will recognize gain or loss, if any, for U.S. federal income tax purposes equal to the difference between the aggregate consideration received in exchange for the Note tendered (excluding, in the case of the 2019 Senior Notes and the 2020 Senior Notes, cash attributable to accrued stated interest, which accrued stated interest will be taxable as ordinary income to the extent not previously reported as income), and such U.S. Holder’s adjusted tax basis in such Note. Except to the extent that any gain is recharacterized as ordinary income pursuant to the market discount rules discussed below and subject to the discussion under the heading “—Early Participation Premium” below, any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of sale. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of taxation. The deductibility of capital losses may be subject to limitations.

Any gain recognized by a tendering U.S. Holder will be treated as ordinary income to the extent of any market discount on the Notes that has accrued during the period that the tendering U.S. Holder held the Notes and that has not previously been included in income by the U.S. Holder. In general, a Note has “market discount” in the hands of a U.S. Holder if the adjusted issue price of the Note exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition by the U.S. Holder by more than a statutorily defined de minimis amount. The adjusted issue price of a Note is generally the issue price of the Note, increased by the aggregate amount of original issue discount (“OID”), if any, that accrued on the Note prior to the U.S. Holder’s acquisition of such Note. Market discount accrues on a ratable basis, unless the U.S. Holder elects to accrue the market discount using a constant-yield method. U.S. Holders should consult their own tax advisors regarding the effect of market discount, if any, on such U.S. Holder’s Notes.

Early Participation Premium

The Total Consideration includes the Early Participation Premium. No separate consent payment or fee is being paid to Holders in the Consent Solicitation. The tax treatment of the Early Participation Premium received by a U.S. Holder that validly delivers its consent to the Proposed Amendments is unclear, and no ruling has been requested from the IRS. Receipt of the Early Participation Premium by a U.S. Holder might be treated as (A) additional sales proceeds received in exchange for a tendered Note (i.e., part of the amount realized on the sale), in which case the payment will be taken into account in determining the amount of gain or loss on the exchange as described above under “—Sale of a Note Pursuant to the Tender Offer,” or (B) payment for delivering consent which may be taxed as ordinary income. Because one cannot receive the Early Participation Premium except upon the sale of a Note pursuant to the Tender Offer, in the case of U.S. Holders who receive the Early Participation Premium, we intend to take the position that the Early Participation Premium is additional consideration for the Notes. No assurance can be given, however, that this position, if challenged, would be sustained. U.S. Holders are urged to consult their own tax advisors regarding the tax treatment of the receipt of the Early Participation Premium as part of the Total Consideration.

Information Reporting and Backup Withholding

A U.S. Holder whose Notes are tendered and accepted for payment may be subject to certain information reporting requirements with respect to the Tender Offer Consideration or the Total Consideration, as applicable, (as well as any payment of accrued interest), unless the U.S. Holder is an exempt recipient and, when required, establishes this fact. In addition, a U.S. Holder may be subject to backup withholding with respect to the receipt of the Tender Offer Consideration or the Total Consideration, as applicable, (including accrued interest) if the U.S. Holder fails to (1) provide its correct TIN and certain other information and certify that it is not subject to backup withholding or (2) otherwise establish an exemption from backup withholding. A tendering U.S. Holder can satisfy these requirements by completing and submitting an IRS Form W-9. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be creditable against a U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the U.S. Holder to a refund, provided that the required information is properly and timely furnished to the IRS. U.S. Holders should consult their own tax advisors with respect to their qualification for exemption from backup withholding and the procedures for obtaining such exemption.

Considerations for Tendering Non-U.S. Holders

Sale of a Note Pursuant to the Tender Offer

Subject to the discussions below of amounts attributable to accrued but unpaid interest (including, for the purposes of the discussion regarding the Non-U.S. Holders, any OID), backup withholding and FATCA and the discussion under the heading “—Early Participation Premium” below, any gain recognized by a Non-U.S. Holder on the sale of a Note pursuant to the Tender Offer generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, in which case the Non-U.S. Holder would be taxed on the gain in the manner described below under “—Effectively Connected Income”; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the Non-U.S. Holder would be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on the gain net of certain U.S. source capital losses, if any.

Subject to the discussion of backup withholding and FATCA below, amounts received pursuant to the Tender Offer by a Non-U.S. Holder that are attributable to accrued but unpaid interest on a Note generally will not be subject to U.S. federal income or withholding tax, provided that:

•	the Non-U.S. Holder certifies its foreign status by providing a properly executed IRS Form W-8BEN or W-8BEN-E;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not (A) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code or (B) a bank receiving interest on a loan entered into in the ordinary course of business; and

•	such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, as discussed below under “—Effectively Connected Income.”

If a Non-U.S. Holder cannot satisfy the requirements described above, amounts received pursuant to the Tender Offer that are attributable to accrued but unpaid interest will generally be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides a properly executed (i) IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI stating that such accrued interest is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, as discussed under “—Effectively Connected Income.”

Effectively Connected Income

Any gain or interest on the Notes that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States will be subject to U.S. federal income tax on a net income basis generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, if such Non-U.S. Holder is an entity treated as a corporation for U.S. federal income tax purposes, such Holder’s effectively connected earnings and profits (subject to adjustments) may be subject to a branch profits tax imposed at a 30% rate unless reduced under an applicable income tax treaty. Such effectively connected income generally will not be subject to U.S. federal withholding tax unless an applicable income tax treaty provides otherwise.

Early Participation Premium

As described above, it is unclear under United States federal income tax law whether the Early Participation Premium constitutes additional sales proceeds or ordinary income. If the Early Participation Premium constitutes additional sales proceeds in exchange for a tendered Note (i.e., part of the amount realized on the sale), the payment will generally not be subject to United States federal income or withholding tax, except as discussed above under “—Sale of a Note Pursuant to the Tender Offer.” If the Early Participation Premium is treated as some type of ordinary income, it is possible that United States federal withholding tax at a rate of 30 percent (or lower applicable treaty rate) would be imposed on that payment. While we intend to take the position that the Early Participation Premium constitutes additional consideration for the Notes, there is no assurance that an applicable withholding agent or the IRS will agree with that position. If an applicable withholding agent disagrees with the position that the Early Participation Premium constitutes additional consideration for the Notes, United States federal income tax at a rate of 30 percent may be withheld from the Early Participation Premium payable to a Non-U.S. Holder, unless the Non-U.S. Holder provides a properly executed (i) IRS Form W-8BEN or W-8BEN-E claiming an exemption from, or reduction of, such withholding tax or (ii) IRS Form W-8ECI stating that such income is not subject to withholding tax because it is effectively connected with the Non-U.S. .Holder’s conduct of a trade or business in the United States, as discussed under “—Effectively Connected Income.” Non-U.S. Holders are urged to consult their own tax advisors as to the potential applicability of any relevant tax treaties.

Non-U.S. Holders are urged to consult their own tax advisors regarding the United States federal income tax treatment of the receipt of the Early Participation Premium, including the possibility of withholding tax, eligibility for a withholding tax exemption or reduction, as well as the possibility of claiming a refund with respect to any amounts that are withheld.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with payments made to Non-U.S. Holders pursuant to the Tender Offer and Consent Solicitation. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement with the tax authorities of the country in which a Non-U.S. Holder resides or is organized. A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments made pursuant to the Tender Offer and Consent Solicitation if the certifications described above under “—Considerations for Tendering Non-U.S. Holders—Sale of a Note Pursuant to the Tender Offer” are received. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be creditable against a Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the Non-U.S. Holder to a refund, provided that the required information is properly and timely furnished to the IRS. Non-U.S. Holders should consult their own tax advisors with respect to their qualification for exemption from backup withholding and the procedures for obtaining such exemption.

FATCA

The Foreign Account Tax Compliance Act, generally referred to as “FATCA”, when applicable, imposes a 30% U.S. federal withholding tax on certain types of payments (including payments of U.S. source interest (including OID), and after December 31, 2018, the gross proceeds from the sale or other disposition of a debt instrument that produces U.S. source interest) made to “foreign financial institutions” and other non-U.S. entities (including, in some cases, where the foreign institution or other non-U.S. entity is acting as an intermediary) that fail to comply with certain information reporting, due diligence and withholding requirements in respect of their direct and indirect U.S. security holders and/or U.S. accountholders unless a specified exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Non-U.S.

Holders should consult with their own tax advisors regarding the possible implications of FATCA with respect to the sale of their Notes pursuant to the Tender Offer. If the Early Participation Premium is treated as ordinary income rather than as additional consideration for the Note, the Early Participation Premium may be subject to withholding under FATCA unless certain conditions are met. Holders are encouraged to consult their tax advisors as to the proper treatment of the Early Participation Premium and the application of the rules under FATCA. If there is a withholding of tax from the Early Participation Premium, Holders should consult their tax advisors regarding whether they would be entitled to a refund of any tax withheld.

Considerations for Non-Tendering U.S. Holders

If the Proposed Amendments become effective, the tax treatment of a U.S. Holder that does not tender its Notes will depend on whether the modification to the Notes results in a “deemed” exchange of such Notes for U.S. federal income tax purposes. Under general principles of U.S. federal income tax law, the modification of a debt instrument results in a deemed exchange of the debt instrument for a “new” debt instrument if the modification is “significant.” The general rule for determining whether a modification of a debt instrument is significant is whether, based on all the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The Treasury Regulations include a safe harbor which provides that a modification of a debt instrument that adds, deletes, or alters customary accounting or financial covenants will not be a significant modification. However, there is no authority addressing the types of covenants that are considered customary accounting or financial covenants for this purpose, and thus the application of this safe harbor to the Proposed Amendments is uncertain. In addition, not all of the Proposed Amendments are amendments to accounting or financial covenants. Specifically, certain of the Proposed Amendments provide for the Collateral Release, which would release liens on the Collateral securing the Toggle Notes and the Convertible Notes. The Treasury Regulations provide that a modification of a recourse debt instrument, such as the Toggle Notes and the Convertible Notes, that releases or otherwise alters the collateral for the debt instrument is a significant modification only if the modification results in a change in payment expectations. In the case of a release of collateral, a change in payment expectations occurs if there is a substantial impairment of the obligor’s capacity to meet the payment obligations under a debt instrument where the capacity was adequate before the modification and is primarily speculative after the modification. We intend to take the position that the Collateral Release will not result in a change in payment expectations. Accordingly, we intend to treat the adoption of the Proposed Amendments, including the Collateral Release, as not constituting a “significant modification” of the Notes with respect to non-tendering U.S. Holders.

Under such position, a non-tendering U.S. Holder should not recognize any gain or loss as a result of the adoption of the Proposed Amendments and should continue to have the same tax basis, holding period and market discount (if any) with respect to the Notes as such U.S. Holder had immediately before the adoption of the Proposed Amendments.

There can be no assurance that the IRS will not challenge the foregoing position. If the IRS successfully asserted that the adoption of the Proposed Amendments constituted a “significant modification” of the Notes, a non-tendering U.S. Holder would be treated as having exchanged its Notes for “new” Notes. Whether such a deemed exchange of Notes for “new” Notes would be a taxable event depends on whether the exchange qualifies as a recapitalization under the Code. The exchange would be a recapitalization only if both the Notes and the deemed “new” Notes are considered “securities” for purposes of the reorganization provisions of the Code. The term “securities” is not defined in the Code or the Treasury Regulations and has not been clearly defined by judicial decisions. Accordingly, it is unclear whether recapitalization treatment would apply.

As a result of such a deemed exchange, whether or not qualifying as a recapitalization, the “new” Notes deemed to be received could be subject to different tax treatment than the existing Notes, including, in certain circumstances, an accrual of OID if an existing Note was not issued with OID and, if an existing Note was issued with OID, a different schedule for the accrual of OID with respect to the Notes.

U.S. Holders should consult their own tax advisors regarding the potential tax considerations in connection with not tendering Notes pursuant to the Offer and the Consent Solicitation.

Considerations for Non-Tendering Non-U.S. Holders

Non-U.S. Holders that do not tender their Notes generally will not recognize gain or loss as a result of the adoption of the Proposed Amendments unless the adoption of the Proposed Amendments results in a deemed exchange as described above under “Considerations for Non-Tendering U.S. Holders.” If the Proposed Amendments constitute a significant modification, non-tendering Non-U.S. Holders may be treated as recognizing income or gain for U.S. federal income tax purposes as a result of a deemed exchange of their Notes (see “Considerations for Non-Tendering U.S. Holders”). In such event, the discussions in “Considerations for Tendering Non-U.S. Holders” above, generally apply to any gain or amounts received that are attributable to accrued but unpaid interest on a Note.

DEALER MANAGER AND SOLICITATION AGENT; DEPOSITARY AND INFORMATION AGENT

Dealer Manager and Solicitation Agent

We have engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as the dealer manager in connection with the Tender Offer and solicitation agent in connection with the Consent Solicitation. In its capacity, Merrill Lynch, Pierce, Fenner & Smith Incorporated or its affiliates may contact Holders or beneficial owners of the Notes regarding the Tender Offer and Consent Solicitation and may ask brokers, dealers, commercial banks and others to mail this document and other materials to beneficial owners of the Notes.

At any given time, the Dealer Manager and Solicitation Agent or its affiliates may trade the Notes or any of our other securities for their own accounts, or for the accounts of their customers, and accordingly, may hold a long or short position in the Notes or those other securities. To the extent that the Dealer Manager and Solicitation Agent or its affiliates hold Notes during the Tender Offer and Consent Solicitation, they may tender such Notes pursuant to the terms of the Tender Offer and Consent Solicitation. The Dealer Manager and Solicitation Agent is not obligated to make a market in the Notes.

We have agreed to pay the Dealer Manager and Solicitation Agent a fee for its services and to reimburse the reasonable expenses that the Dealer Manager and Solicitation Agent may incur as Dealer Manager and Solicitation Agent. We have also agreed to indemnify the Dealer Manager and Solicitation Agent and its affiliates for liabilities they may incur as a result of the Dealer Manager and Solicitation Agent acting as Dealer Manager and Solicitation Agent, including liabilities to which they may be subject under securities laws or to contribute to payments the Dealer Manager and Solicitation Agent may be required to make in respect of those liabilities.

An affiliate of the Dealer Manager and Solicitation Agent is a lender and the syndication agent under the Company’s existing credit facility and is expected to be a lender under the New Credit Facility and has received, and may receive in the future, customary fees for such roles. The Dealer Manager and Solicitation Agent and its affiliates have engaged in other transactions with, and from time to time have provided investment or commercial banking, financial advisory and general financing services for, us in the ordinary course of their respective businesses, for which they have received customary fees, commissions and reimbursements of expenses. The Dealer Manager and Solicitation Agent and its affiliates may also engage in transactions or perform such services for us in the future. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated is expected to be an initial purchaser in the Notes Offering and is expected to receive an initial purchaser discount and customary fees in connection therewith. This Offer to Purchase does not constitute an offer to sell or the solicitation of an offer to buy any debt security that may be sold in the Notes Offering.

Any Holder that has questions concerning the terms of the Tender Offer or the Consent Solicitation may contact the Dealer Manager and Solicitation Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

Depositary and Information Agent; Trustees

We have retained D.F. King & Co., Inc. as the Depositary and Information Agent for the Tender Offer and Consent Solicitation. We will pay the Depositary and Information Agent customary fees for its services and reimburse the Depositary and Information Agent for its reasonable expenses. We have also agreed to indemnify the Depositary and Information Agent for liabilities it may incur in its capacity as such. Neither the Depositary and Information Agent nor the Trustees shall have any liability for the validity or sufficiency of the Tender Offer, or any of the calculations or determinations made with respect to the Tender Offer, all of which shall be the sole responsibility of the Company.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS;

TRANSACTION AND ARRANGEMENTS CONCERNING THE NOTES

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Executive Officers and Directors

Name	Title
M. Jay Allison	Chief Executive Officer and Chairman of the Board of Directors
Roland O. Burns	President, Chief Financial Officer, Secretary and Director
D. Dale Gillette	Vice President of Legal and General Counsel
Daniel S. Harrison	Vice President of Operations
Michael D. McBurney	Vice President of Marketing
Daniel K. Presley	Vice President of Accounting, Treasurer and Controller
Russell W. Romoser	Vice President of Reservoir Engineering
LaRae L. Sanders	Vice President of Land
Richard D. Singer	Vice President of Financial Reporting
Blaine M. Stribling	Vice President of Corporate Development
Elizabeth B. Davis	Director
Morris E. Foster	Director
David K. Lockett	Director
Cecil E. Martin, Jr.	Director
Frederic D. Sewell	Director
David W. Sledge	Director
Jim L. Turner	Director

The business address of each person set forth above is: Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

M. Jay Allison and Roland O. Burns hold approximately $7.0 million and $1.7 million, respectively, in aggregate principal amount and accrued interest of the 2019 Convertible Notes, which represent approximately 2.3% and 0.6%, respectively, of the aggregate principal amount of the 2019 Convertible Notes, which they may tender in connection with the Tender Offer. Neither Mr. Allison nor Mr. Burns has engaged in any transactions with respect to such Notes, except that both received an ordinary course in-kind interest payment with respect to such 2019 Convertible Notes on April 1, 2018. Except with respect to the foregoing, based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	the Company will not purchase any Notes from such persons; and

•	during the 60 days preceding the date of this Offer to Purchase, none of the Company or its executive officers, directors, subsidiaries or other affiliates has engaged in any transactions in the Notes.

In connection with his or her services to the Company and its affiliates, certain of the Company’s directors and executive officers are party to ordinary course stock option, stock unit and/or restricted stock plans or other arrangements involving shares of our common stock pursuant to our Amended and Restated 2009 Long-term Incentive Plan. Except as described in this Offer to Purchase or in a document incorporated by reference herein, none of the Company or, to Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Tender Offer or with respect to any of Company’s securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

MARKET AND TRADING INFORMATION

There is no established reporting system or trading market for the Notes. To the Company’s knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available. In addition, quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations.

To the extent that the Notes are traded, prices of the Notes may fluctuate greatly, depending on the trading volume, the balance between buy and sell orders, and other factors. Holders are urged to contact their brokers to obtain the best available information as to current market prices for the Notes. We intend to cancel and retire any Notes purchased pursuant to this Tender Offer. To the extent that Notes are tendered and accepted for purchase pursuant to the Tender Offer, the trading market for Notes that remain outstanding is likely to be even more limited.

A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to the Tender Offer may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Tender Offer reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in the Tender Offer. The extent of the market for the Notes and the availability of market quotations will depend upon the number of holders of the Notes remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Offer.

The Convertible Notes are convertible into shares of the Company’s common stock, which are listed on NYSE, under the symbol “CRK.” The following table sets forth, on a per share basis for the periods indicated, the high and low sales prices by calendar quarter for the periods indicated as reported by the NYSE. All share and per share amounts below give effect to the one-for-five reverse stock split that became effective on July 29, 2016.

	High	Low
2016 First Quarter	$9.40	$3.20
Second Quarter	$5.45	$2.75
Third Quarter	$8.61	$2.64
Fourth Quarter	$11.62	$7.18
2017 First Quarter	$13.42	$7.94
Second Quarter	$10.28	$5.52
Third Quarter	$7.56	$5.75
Fourth Quarter	$8.89	$4.01
2018 First Quarter	$10.72	$5.92
Second Quarter	$11.70	$4.51
Third Quarter (through July 12, 2018)	$12.32	$10.01

We have not paid a dividend on our common stock since 2014. Any future determination as to the payment of dividends will depend upon the results of our operations, capital requirements, our financial condition and such other factors as our board of directors may deem relevant.

On July 12, 2018, the last reported sales price of shares of the Company’s common stock on the NYSE was $12.02 per share. As of such date, there were approximately 16,261,017 shares outstanding. Holders are urged to obtain more current price information with respect to the Company’s shares of common stock during the period of the Tender Offer.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1–800–SEC–0330 for further information on the Public Reference Room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10–K, quarterly reports on Form 10–Q and current reports on Form 8–K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.comstockresources.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this Offer to Purchase or our other securities filings and is not a part of this Offer to Purchase.

MISC ELLANEOUS

Our officers and employees (who will not be specifically compensated for such services), the Depositary and Information Agent and the Dealer Manager and Solicitation Agent may contact Holders by mail, telephone, facsimile or other means of communication regarding the Tender Offer and Consent Solicitation and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of the Notes.

The Tender Offer and Consent Solicitation are open to all Holders of each series of Notes. The Company is not aware of any jurisdiction in which the Tender Offer and/or the Consent Solicitation are not in compliance with applicable law. If the Company becomes aware of any jurisdiction in which the Tender Offer and Consent Solicitation would not be in compliance with applicable law, the Company will make a good faith effort to comply with any such law. If, after such good faith effort, the Company cannot comply with any such law, the Tender Offer and/or the Consent Solicitation will not be made to (nor will tenders of Notes or Consents be accepted from or on behalf of) the owners of Notes residing in such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf that is not contained in this Offer to Purchase and, if given or made, such information or representation should not be relied upon.

NONE OF THE COMPANY, THE DEALER MANAGER AND SOLICITATION AGENT, THE DEPOSITARY AND INFORMATION AGENT, OR ANY OF THE TRUSTEES MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT THE HOLDERS SHOULD TENDER ALL OR A PORTION OF THEIR NOTES PURSUANT TO THE TENDER OFFER AND DELIVER CONSENTS IN THE CONSENT SOLICITATION. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER OR NOT TO TENDER NOTES AND DELIVER CONSENTS AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES AS TO WHICH ACTION IS TO BE TAKEN.

COMSTOCK RESOURCES, INC.

In order to tender and consent, a Holder should tender pursuant to DTC’s ATOP or send or deliver a properly completed and signed Letter of Transmittal, certificates for Notes and any other required documents to the Depositary and Information Agent at the address set forth below.

The Depositary and Information Agent for the Tender Offer and Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

or

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll Free: (866) 521-4192

E-mail: crk@dfking.com

Any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Depositary and Information Agent at its telephone numbers above. A Holder may also contact the Dealer Manager and Solicitation Agent at the address and telephone numbers set forth below or such Holder’s custodian for assistance concerning the Tender Offer and Consent Solicitation.

The Dealer Manager for the Tender Offer and the Solicitation Agent for the Consent Solicitation is:

BofA Merrill Lynch

214 North Tryon Street, 14th Floor

Charlotte, North Carolina 28255

(888) 292-0070 (U.S. Toll Free)

(980) 388-4813 (Collect)

Attn: Debt Advisory